EXHIBIT 10.5

Confidential Materials omitted and filed with the

Securities and Exchange Commission. Asterisks denote omissions.

DATED July 18, 2008

(1)  BADHUL LIMITED

to be renamed

OXFORD-EMERGENT TUBERCULOSIS CONSORTIUM LIMITED

And

(2)  EMERGENT PRODUCT DEVELOPMENT UK LIMITED

And

(3)  EMERGENT BIOSOLUTIONS INC.

And

(4)  ISIS INNOVATION LIMITED

EXCLUSIVE COMMERCIAL LICENCE OF TECHNOLOGY

(ISIS PROJECT No. 2382)

TABLE OF CONTENTS

1	Interpretation	1
2	Grant of Licence	2
3	Emergent Licence and Publication	5
4	Materials	7
5	Overall Development Plan	8
6	Isis Licence Agreement and Aeras Agreement	11
7	Infant Phase III Study	13
8	Manufacturing	14
9	Regulatory Matters	15
10	Exploitation	18
11	Data	18
12	Know-how, Improvements and Inventions	19
13	Patent Filing and Maintenance	22
14	Enforcement and Defence	24
15	Confidentiality	27
16	Payments	29
17	Emergent Parent Payment Obligation	31
18	Royalty Reports and Audit	31
19	Duration and Termination	32
20	Warranties	38
21	Liability and Indemnities	41
22	General	43
Schedule 1	Definitions and Interpretation
Schedule 2	Key Terms
Schedule 3	Overall Development Plan
Schedule 4	Data
Schedule 5	Groups of Territories
Schedule 6	Net Sales Adjustment
Schedule 7	University Collaborators
Schedule 8	University Agreements
Schedule 9	Infant Phase IIb Study Protocol
Schedule 10	Material Transfer Agreements

THIS AGREEMENT is made on	2008 (the “Effective Date”)

BETWEEN:

(1)

BADHUL LIMITED to be renamed OXFORD-EMERGENT TUBERCULOSIS CONSORTIUM LIMITED (Company No. 6631227) whose registered office is at 9400 Garsington Road, Oxford Business Park, Oxford OX4 2HN (the “ Company ”);

(2)	EMERGENT PRODUCT DEVELOPMENT UK LIMITED (Company No. 032070465) whose registered office is at 545 Eskdale Road, Winnersh, Wokingham, Berkshire RG41 5TU, England, United Kingdom (“Emergent”);
(3)	EMERGENT BIOSOLUTIONS INC., a Delaware corporation with a place of business at 2273 Research Boulevard, Suite 400, Rockville, MD 20850, United States of America (“Emergent Parent”); and
(4)	ISIS INNOVATION LIMITED (Company No. 2199542) whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD, England (“Isis”).

BACKGROUND:

A.

Emergent and the University have established the Company as a joint venture company pursuant to a subscription and shareholders’ agreement of even date herewith (the “SSA”) for the purpose of developing and commercialising one or more vaccines incorporating MVA85A (or any improvements thereto) against Mycobacterium tuberculosis disease in humans, whether or not in combination with one or more other vaccines, against other diseases in humans.

B.	Isis is a wholly owned subsidiary of the University and the University has assigned its rights in certain technology and data to Isis.
C.

Isis has granted the Company a licence to certain technology and data pursuant to the Isis Licence Agreement and has given its consent to the Company to grant a sub-licence under such technology and data to Emergent.

D.	The Company wishes to license the Licensed Technology and the Company Data and Emergent wishes to acquire a licence to the Licensed Technology and the Company Data, on the terms of this agreement.
E.	Emergent Parent is the holding company of Emergent and joins this agreement solely for the purpose of agreeing to the payment obligation set forth in clause 17.
F.	Isis joins this agreement solely for the purposes of agreeing to the obligations in, and receiving the benefit from, clauses 2.3, 13 and 19.6.

AGREEMENT:

1	Interpretation
1.1	Words and expressions used in this agreement have the meanings set out in schedule 1.
1.2	The provisions relating to interpretation set out in schedule 1 shall apply to this agreement.
1.3	Unless the context otherwise requires, any reference in this agreement to the Licensed Product is to each and every Licensed Product independently of each other.

1.4	If there is any inconsistency between the main body of this agreement and any schedule, the main body of this agreement shall prevail.
2	Grant of Licence
2.1	The Company grants to Emergent a licence under the Licensed Technology to:
2.1.1	undertake research with a view to Developing Licensed Products and Combination Products for use in the Field;
2.1.2	Develop and have Developed Licensed Products and Combination Products for use in the Field;
2.1.3	apply for, obtain and maintain Regulatory Approvals (other than Marketing Authorisations) for Licensed Products and Combination Products for use in the Field;
2.1.4	Manufacture, have Manufactured and otherwise make and have made, use and have used Licensed Products and Combination Products for use in the Field;
2.1.5	apply for, obtain and maintain Marketing Authorisations for Licensed Products and Combination Products in the Field in the Territory; and
2.1.6	Market Licensed Products and Combination Products in the Field in the Territory.

The licences in clauses 2.1.1, 2.1.2 and 2.1.3 are co-exclusive with the Company and the licences in clauses 2.1.4, 2.1.5 and 2.1.6 are, subject to clauses 2.9 and 2.11, exclusive.

2.2

In addition to the rights granted pursuant to clause 2.1, the Company grants to Emergent a royalty-free, non-exclusive perpetual, irrevocable, worldwide licence (with the right to grant sub-licences without consent of, or accounting to, the Company) to use the Emergent ODP Technology and Company Manufacturing Technology in any field for any purpose and to access, reference and otherwise use and reproduce any Company New Data generated by any Emergent Company jointly with others, for any purpose.

2.3

The Company grants to Emergent a licence to access, reference and otherwise use and reproduce the Company Data and the Company Regulatory Documents for the purposes set out in clause 2.1. Subject to clauses 2.9 and 2.11, the licence in this clause 2.3 is co-exclusive with the Company for the purposes set out in clauses 2.1.1, 2.1.2 and 2.1.3, and exclusive for the purposes set out in clauses 2.1.4, 2.1.5 and 2.1.6, in each case other than in respect of the data detailed in schedule 4, part B, which is licensed on a non-exclusive basis. Isis will use its Efforts to obtain Control of the data, protocols, standard operating procedures and written documentation relating to trial TB012 (the “TB012 Data”) and trial GM920 (the “GM920 Data”) such that such data, protocols, standard operating procedures and written documentation may be licensed to the Company and, through the Company, to Emergent as Company Existing Data. The Company shall notify Emergent when it obtains such Control and such notice shall include details of whether TB012 Data and the GM920 Data should be included in part A or part B of schedule 4 and such schedule shall be deemed to be updated accordingly.

2.4

The Parties anticipate collaborating with each other and with Aeras to establish Correlates. If either Party establishes a Correlate whether solely or jointly with the other Party or Third Parties, then whether or not patentable:

2.4.1	that Party will provide the other Party with details of, and a perpetual, non-exclusive right to use and to permit others to use, any rights it has in, any Correlate; and
2.4.2

where the Correlate was established by the collaboration of the Parties with each other or with Aeras the Parties will, and will use their Efforts to procure that Aeras (and their or its sub contractors) will, comply with the provisions of clause 3.7 on publication.

2.5

As soon as is reasonably possible after the Effective Date and in any event within thirty (30) days of the Effective Date (or, with respect to the Documents, sixty (60) days of the Effective Date), the Company will:

2.5.1	at the Company’s cost, supply Emergent with the Documents and the Existing Data;
2.5.2	transfer or cause to be transferred to Emergent or its designee the reports from IDT to the University regarding process development forming part of the Company Manufacturing Technology; and
2.5.3	use Efforts, at Emergent’s cost, to commence the process to transfer the OMP Designation to Emergent.
2.6

Emergent may grant sub-licences under clauses 2.1 and 2.3 in accordance with this agreement through multiple tiers with the Company’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that, subject to clause 5.14, Emergent may, without the prior consent of the Company, grant sub-licences under clauses 2.1 and 2.3 to (i) sub-contractors appointed to undertake activities under the Overall Development Plan if and to the extent that such sub-licence is required to enable the sub-contractor to provide such services and does not include any right to Market any Licensed Product or Combination Product on its own account; and (ii) other Emergent Companies. Emergent may grant sub-licences under clause 2.2 through multiple tiers without the Company’s prior written consent. Emergent shall be entitled to perform any of its obligations under this agreement through Emergent Companies, sub-licensees and sub-contractors.

2.7

Subject only to termination by the Company in accordance with clauses 19.2 (Emergent’s insolvency) or 19.4 (Emergent’s breach) or by Emergent in accordance with clauses 19.3.1 (termination without cause), 19.3.3 (unsuccessful clinical trial) or 19.3.4 (safety concerns), the Licence is perpetual and irrevocable. The licence granted under clause 2.2 shall survive expiration or termination of this agreement for any reason with respect to Company Manufacturing Technology, Emergent ODP Technology and Company New Data conceived, discovered, developed or otherwise made prior to the Termination Date.

2.8

To the extent not previously disclosed to Emergent, within fifteen (15) Business Days of it being disclosed to the Company, the Company shall disclose and supply to Emergent all Company New Data, Licensed Technology and Company Regulatory Documents arising or generated after the Effective Date.

2.9

During the Term, the Company undertakes that it shall not except as expressly permitted by this agreement, grant or agree to grant any rights in the Licensed Technology, the Company Data or the Company Regulatory Documents in the Field; or assign, mortgage, charge or otherwise encumber or transfer any of the same; or disclose any Confidential Information contained therein; provided that the Company retains the right to:

2.9.1

use and sub-license Third Parties (with Emergent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed), to use the Licensed Technology, the Company Data and the Company Regulatory Documents to develop the Manufacturing Process;

2.9.2

sub-license Isis (and through Isis, the University) to use the Licensed Technology, the Company Data and the Company Regulatory Documents for Non-Commercial Use in accordance with the Isis Licence Agreement;

2.9.3	enter into the Aeras Agreement; and
2.9.4

grant, if Emergent is unable or unwilling to supply Licensed Product or Licensor Combination Product to the University for use in Phase I Clinical Trials to be conducted by the University and notified to Emergent in accordance with clause 6.7, a non-exclusive, royalty-free licence under the Company Manufacturing Technology to a Third Party approved by Emergent (such approval not to be unreasonably withheld, conditional or delayed) to the extent necessary to enable that Third Party to Manufacture the required supplies of such Licensed Product or Licensor Combination Product for such Phase I Clinical Trial; provided that the Company shall procure that such Third Party shall keep the Company Manufacturing Technology confidential and shall not use it for any other purpose.

2.10

The Parties acknowledge that additional licences from Third Parties may be necessary to Exploit Licensed Products and Combination Products and, except as otherwise agreed, the Company shall be responsible for obtaining such licences. For the avoidance of doubt, if Emergent obtains any licence from a Third Party that is necessary to Exploit Licensed Products and Combination Products (if, and in the form, Developed or being Developed under the Overall Development Plan), in the Field, Emergent shall grant the Company a sub-licence for such purpose, subject to reimbursement of any royalties or other fees that Emergent is required to pay to such Third Party pursuant to such sub-licence.

2.11

If the Company requests Emergent to Manufacture Licensor Combination Product and such Manufacture requires access to or use of Manufacturing Technology or other Intellectual Property Rights Controlled by the University, Isis or the Company, the Company shall procure that Emergent is granted such access and licence for the sole purpose of Manufacturing such Licensor Combination Product for supply to the University or Company.

2.12

In the event that the Company determines that Emergent is not using Efforts to Market the Licensed Product within a specific country or countries in the Developed World (other than the public markets in China and India) in accordance with the Marketing Plan, the Company shall provide Emergent with written notice of such failure and a suggested corrective plan to enable Emergent to correct the asserted lack of diligence. Upon receipt of such notice and suggested corrective plan, Emergent shall have ninety (90) days to cure such failure, or otherwise to demonstrate to the Company to the Company’s reasonable satisfaction that Emergent’s efforts in such country or countries constitute Efforts in accordance with the Marketing Plan. In the event that Emergent is unable to cure such failure or make such demonstration within such ninety (90) day period, the Company and Emergent shall offer Aeras the opportunity to add such country or countries to the Developing World definition under the Aeras Agreement. If Aeras does not accept any such offer within ninety (90) days of receipt of the offer, Emergent’s rights to distribute the Licensed Product in the applicable country or countries shall become non-exclusive. The public markets in China and India are subject to clause 6.4.

3	Emergent Licence and Publication
3.1	Emergent grants to the Company a royalty-free licence to use the Emergent Manufacturing Technology, to:
3.1.1	develop the Manufacturing Process;
3.1.2	apply for, obtain and maintain Regulatory Approvals (other than Marketing Authorisations) for Licensed Products and Company Combination Products for use in the Field; and
3.1.3	apply for, obtain and maintain Marketing Authorisations for Licensed Products and Company Combination Products for use in the Field outside the Territory.

The licences in this clause 3.1 are non-exclusive.

3.2	Emergent grants to the Company a royalty-free licence to access, reference and otherwise use and reproduce the Emergent Data and the Emergent Regulatory Documents, to:
3.2.1	undertake research with a view to Developing Licensed Products and Company Combination Products for use in the Field;
3.2.2	Develop and have Developed Licensed Products and Company Combination Products for use in the Field;
3.2.3	apply for, obtain and maintain Regulatory Approvals (other than Marketing Authorisations) for Licensed Products and Company Combination Products for use in the Field;
3.2.4	apply for, obtain and maintain Marketing Authorisations for Licensed Products and Company Combination Products for use in the Field outside the Territory; and
3.2.5	Market Licensed Products and Company Combination Products in the Field outside the Territory.

The licences in this clause 3.2 are non-exclusive.

3.3

Except as set out in clause 3.5, the Company may not grant sub-licences under clause 3.1 or 3.2 without Emergent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Parties acknowledge that Emergent has given its consent to the appointment by the Company of Aeras as a sub-licensee on the terms of the Aeras Agreement and to the performance of activities under the Overall Development Plan by the University.

3.4

As soon as reasonably practicable after it becomes available to Emergent, Emergent shall disclose and supply to the Company, all Emergent Data and Emergent Regulatory Documents arising or generated after the Effective Date.

3.5	The Company may grant:
3.5.1

to Isis and the University a non-exclusive, royalty-free licence for the University, University Personnel and University Collaborators to use and have used and, subject to prior review by Emergent, publish Emergent Data, in each case for Non-Commercial Use for so long and to the extent that the Company grants to Isis and the University an equivalent licence to use the Company Data; and

3.5.2

if the Company is unable or unwilling to supply Licensed Product or Licensor Combination Product to the University for use in Phase I Clinical Trials to be conducted by the University and notified to Emergent in accordance with clause 6.7, a non-exclusive, royalty-free licence under the Emergent Manufacturing Technology to a Third Party approved by Emergent (such approval not to be unreasonably withheld, conditional or delayed) to the extent necessary to enable that Third Party to Manufacture the required supplies of such Licensed Product or Licensor Combination Product for such Phase I Clinical Trial; provided that the Company shall procure that such Third Party shall keep the Emergent Manufacturing Technology confidential and shall not use it for any other purpose.

3.6

The Company will provide Emergent with a list of University Collaborators who have been granted access to or provided with MVA85A within sixty (60) days of the Effective Date. On Emergent’s written request within sixty (60) days of the end of each Licence Year, or at such other times as Emergent may reasonably request in writing, the Company shall update such schedule to include any other University Personnel or University Collaborators who have been granted access to or provided with MVA85A after the Effective Date.

3.7

Each Party (the “Publishing Party”) shall give to the other Party for review and approval all proposed academic, scientific and medical publications and public presentations, including audio visual presentations and posters, relating to activities conducted under the Overall Development Plan or otherwise generated using any Emergent Data, or Company Data, intended for publication no less than ten (10) Business Days before submission for publication or, if an abstract or materials for an oral presentation, five (5) Business Days before submission of the abstract or materials. The other Party may require any of its Confidential Information to be redacted from any such materials and may request that publication (through any media) be delayed for a period not exceeding three (3) months from the date of notification if such delay is necessary in order to protect Intellectual Property Rights in Emergent Data or Company Data. If the Publishing Party has not received any request for delay within ten (10) Business Days or, if an abstract or materials for an oral presentation, five (5) Business Days of the date of notification, the Publishing Party will be free to assume that the other Party has no objection to the proposed publication. Each Party shall comply with standard academic practice regarding authorship of scientific publications and recognition of the contribution of the other Party (and its sub-licensees and sub-contractors) in any publications and presentations.

3.8

The Company acknowledges that the Exploitation of Licensed Products and Company Combination Products and Licensor Combination Products by the Company or its permitted sub-licensees pursuant to clause 3 may require a licence under additional Intellectual Property Rights, including Intellectual Property Rights Controlled by Third Parties, and acknowledges that:

3.8.1

Emergent does not grant and shall not grant to the Company any rights with respect to any Licensed Product, Company Combination Product or Licensor Combination Product except as set out in clauses 3.1 and 3.2 and then only to the extent that the relevant Intellectual Property Rights are Controlled by Emergent;

3.8.2

any licence that may be granted to the Company pursuant to this agreement shall be subject to the rights (if any) that any Third Party may have in the relevant Licensed Product, Company Combination Product or Licensor Combination Product; and

3.8.3

Emergent does not make any warranties of any kind with respect to Emergent Data, Emergent ODP Technology or Emergent Manufacturing Technology or the Exploitation of Licensed Products or Combination Products including warranties with respect to quality, suitability or non-infringement.

4	Materials
4.1	The Master Seed Stock is and will remain the property of Isis.
4.2	As between the Parties, the Company Seed Stock will belong to the Company.
4.3	Emergent may use and have used the Master Seed Stock and the Company Seed Stock within the scope of the Licence and will not use or permit them to be used for any other purpose.
4.4

During the Term and for so long as Emergent has the right to manufacture Licensed Products or Combination Products, Emergent will have access to the Master Seed Stock and the Company Seed Stock as reasonably required in connection with the Exploitation of Licensed Products and Combination Products. In addition, Emergent will be entitled to exercise such Control over the Master Seed Stock (or a reasonable portion of it) and the Company Seed Stock as may be reasonably required by Emergent in connection with obtaining or maintaining any Regulatory Approval and the Company shall not unreasonably refuse to take, at Emergent’s cost, any action reasonably required by Emergent to protect the continuing availability and integrity of the Master Seed Stock and the Company Seed Stock as reasonably required for the Exploitation of Licensed Products and Combination Products. The Company will have access to the Master Seed Stock and the Company Seed Stock on reasonable notice and as reasonably required in connection with the exercise of the Company’s rights pursuant to clause 3; provided that the Company shall not exercise such rights of access in any manner that might adversely affect obtaining or maintaining any Regulatory Approval.

4.5

At the Effective Date the progenitor seed stock is held by the University and the remainder of the Master Seed Stock is held by IDT. If during the Term or while Emergent has the right to manufacture Licensed Products or Combination Products, IDT ceases to manufacture the Licensed Product or an additional manufacturer is appointed to manufacture Licensed Products or Combination Products, Emergent may deliver, or if requested by Emergent, the Company will procure the delivery, at Emergent’s cost, of, a quantity of the Master Seed Stock and the Company Seed Stock sufficient for the manufacture of Licensed Products and Combination Products to any replacement or additional manufacturer appointed by Emergent or its permitted sub-licensees. In addition, Emergent may deliver, or if requested by Emergent, the Company will procure the delivery, at Emergent’s cost, of, a quantity of the Master Seed Stock and the Company Seed Stock sufficient for emergency back-up purposes to one or more additional Third Parties appointed by Emergent, its permitted sub-licensees or the Company.

4.6	As between the Parties, Emergent Seed Stock will belong to Emergent.
4.7

Subject to clause 3.8, the Company and the University may use and have used the Master Seed Stock, the Company Seed Stock and the Emergent Seed Stock to the extent necessary to make, or have made, Licensed Product or Company Combination Products for use in their research in accordance with clause 3; provided that at all times there remains sufficient stock of Master Seed Stock, Company Seed Stock and Emergent Seed Stock to complete all activities planned under the Overall Development Plan.

5	Overall Development Plan
5.1

The Parties acknowledge that the Development of Licensed Products and Combination Products will be governed by the Overall Development Plan. The Overall Development Plan will identify all activities to be conducted by or on behalf of the Parties relating to the Development of any Licensed Product or Combination Product and will include the anticipated timelines for such activities; provided that if the Company does not wish to include the Development of an Emergent Combination Product in the Overall Development Plan, Emergent shall be entitled to Develop such Emergent Combination Product outside the Overall Development Plan. The Parties acknowledge that they will each be responsible for conducting certain activities under the Overall Development Plan and will cooperate in the performance of their respective activities under the Overall Development Plan.

5.2

Unless Emergent terminates this agreement pursuant to clause 19.3.6, or otherwise terminates this agreement prior to the commencement of the Infant Phase III Study, Emergent shall be responsible for obtaining funds for and undertaking the Infant Phase III Study in accordance with clause 7.1. The Parties will cooperate in preparing a draft protocol for the Infant Phase III Study at least six (6) months prior to the proposed commencement of the Infant Phase III Study and the Company shall provide such draft protocol to Aeras for review and comment in accordance with the Aeras Agreement. Emergent shall be responsible for finalising the draft protocol, provided that all comments provided by Aeras to the Company within the time permitted by the Aeras Agreement will be reasonably considered by Emergent. Emergent shall, not less than six (6) weeks prior to submission of such draft protocol to the relevant Regulatory Authorities and Ethics Committees, submit to the Company the final draft protocol together with the plan and budget for the Infant Phase III Study and the Overall Development Plan shall be updated in accordance with the Company’s procedures for adopting changes to the Overall Development Plan. If a relevant Regulatory Authority or Ethics Committee requires an amendment to the protocol, or Emergent otherwise chooses to amend the protocol, plan or budget for the Infant

Phase III Study after submission of the final draft protocol to the Company in accordance with this clause 5.2, Emergent shall promptly submit to the Company a copy of such amended protocol, plan or budget and the Overall Development Plan shall be updated in accordance with the Company’s procedures for adopting changes to the Overall Development Plan.

5.3	For so long as any ongoing activities are being conducted by either Party under the Overall Development Plan:
5.3.1	Emergent shall have the right to appoint at least one (1) director to the Board;
5.3.2	the Company shall establish a steering committee to oversee the conduct of the Overall Development Plan and Budget and, acting by consensus, make recommendations to the Board;
5.3.3	Emergent shall have the right to appoint at least two (2) members to the Steering Committee; and
5.3.4	Emergent shall have the right to appoint at least one (1) representative on any steering committee established by Aeras, Isis, Emergent and Wellcome Trust in accordance with the Aeras Agreement;

and the Company shall take such actions as reasonably necessary to give Emergent the benefit of such rights.

5.4

The Company shall procure that the Steering Committee shall from time to time, and at least once in each Licence Year, review the Overall Development Plan and the Budget and recommend to the Board any changes, updates or amendments to the Overall Development Plan and/or the Budget it considers necessary. The Company shall procure that whenever the Steering Committee recommends to the Board any changes, updates or amendments to the Overall Development Plan and/or the Budget, the Steering Committee will provide a copy of such changes, amendments or updates to Emergent and the Company will specify the date on which it intends to adopt such updated Overall Development Plan and/or the Budget as the Overall Development Plan and/or the Budget (as the case may be).

5.5

Except with respect to the incorporation of Emergent’s protocol, plan and budget for the Infant Phase III Study and any amendments thereto submitted by Emergent to the Company in accordance with clause 5.2, any proposed change, update or amendment to the Overall Development Plan and the Budget, as the case may be, shall constitute a “Material Change” if such change, update or amendment would, if implemented:

5.5.1	result in Emergent being obliged to commit to the Company material additional finances or resources;
5.5.2

be reasonably likely to result in a delay (as against the then current timelines shown in the Overall Development Plan) of six (6) months or more in obtaining any Marketing Authorisation for a Licensed Product or any Combination Product (other than an Emergent Combination Product being Developed outside the Overall Development Plan) in the Territory and such delay:

5.5.2.1	is not commercially reasonable taking into account the resources then available to the Company; or

5.5.2.2

does not arise as a consequence or result of a delay to the completion of another activity under the Overall Development Plan where such original delay was beyond the reasonable control of the Company; or

5.5.3

result in a net reduction in the financial and other resources being committed to the Company and such reduction in resources would have a material adverse effect on the prospects of the Company obtaining Marketing Authorisation for a Licensed Product or Combination Product for any Indication.

5.6	No Material Change to the Overall Development Plan and/or the Budget of the type described in clause 5.5.1 may be adopted by the Company without the prior approval of Emergent to such change.
5.7

No Material Change to the Overall Development Plan and/or the Budget of the types described in clause 5.5.2 or clause 5.5.3 may be adopted by the Company without the prior approval of Emergent to such change (such approval not to be unreasonably withheld, delayed or conditioned).

5.8

Emergent will notify the Company in writing within twenty (20) Business Days of receipt of the draft revised Overall Development Plan and/or Budget, if it considers that any proposed change, update or amendment constitutes a Material Change. Such notice shall also indicate whether Emergent is granting or withholding its approval. If it is withholding its approval, such notice shall also include its reasons for withholding its approval. If no notification of approval or objection is sent to the Company within such twenty (20) Business Day period and at least one (1) reminder has been sent to Emergent during such twenty (20) Business Day period, Emergent shall have been deemed to have given its approval to the Material Change.

5.9

If Emergent approves the Material Change or it is deemed approved pursuant to clause 5.8, the Company shall be entitled to adopt the proposed Overall Development Plan and/or Budget incorporating such Material Change.

5.10	If Emergent does not approve a Material Change, the Company shall not implement such proposed Material Change.
5.11

If the Parties cannot, after using their respective reasonable endeavours, agree whether a proposed change, update or amendment to the Overall Development Plan and/or the Budget constitutes a Material Change, then the Company may and on Emergent’s requests shall, on not less than two (2) Business Days’ notice, procure that a meeting of the Steering Committee is convened to attempt to resolve the matter.

5.12

If following such meeting, the matter has not been resolved to the satisfaction of the Parties, either Party shall, within twenty (20) Business Days of such Steering Committee meeting, be entitled to refer the matter for determination by an Expert.

5.13

If the Expert Opinion determines that a proposed change, update or amendment to the Overall Development Plan and/or Budget constitutes a Material Change, then Emergent’s approval of such change shall be required in accordance with clauses 5.6 and 5.7. If the Expert Opinion determines that a proposed change, update or amendment to the Overall Development Plan and/or Budget does not constitute a Material Change, then the Company may adopt any such proposed change, update or amendment as the Overall Development Plan and/or the Budget for the purposes of this agreement and shall, following adoption, notify Emergent of the date of such adoption.

5.14	Each Party may sub-contract performance of its obligations under this agreement provided that:
5.14.1	the sub-contract protects the Licensed Technology, the Emergent Manufacturing Technology, the Data and the Regulatory Documents to no less extent than this agreement does;
5.14.2	the sub-contract imposes obligations of confidentiality equivalent to those contained in clause 15 and compliance with all relevant Regulatory Approvals and Applicable Law;
5.14.3

the sub-contracting Party uses its Efforts to obtain all rights arising under such sub-contract and which are necessary for the Exploitation of Licensed Product and Combination Products (if and in the form Developed or being Developed under the Overall Development Plan) in the Field; and

5.14.4	the sub-contracting Party uses its Efforts to procure that the sub-contract is assignable without consent to the other Party on termination of this agreement.
6	Isis Licence Agreement and Aeras Agreement
6.1

The Parties acknowledge that this agreement is a sub-licence to the Isis Licence Agreement and that the Aeras Agreement is also a sub-licence to the Isis Licence Agreement. The Company will not terminate either the Isis Licence Agreement or the Aeras Agreement (other than for the breach or insolvency of respectively Isis or Aeras) without Emergent’s prior written consent.

6.2

The Company will use its Efforts to enforce its rights and perform its obligations under the Isis Licence Agreement and the Aeras Agreement. Without prejudice to the generality of the foregoing, the Company will enforce its rights under the Isis Licence Agreement to procure that:

6.2.1	if requested by Emergent, the University shall remove Emergent’s Confidential Information from proposed publications and delay publication to protect any Intellectual Property Rights in Emergent Data;
6.2.2	the University shall handle, use and store any Samples, to which it has been granted access, in accordance with Applicable Law and the relevant Study Subject’s consent;
6.2.3	for any clinical trial involving a Licensed product or Combination Product conducted by the University, the University shall obtain the required consent from each Study Subject;
6.2.4	Isis and the University shall take such actions as Emergent may require in connection with securing Patent Extensions;
6.2.5

Isis and the University shall, if requested by Emergent, join as a party in legal actions against any misappropriation or infringement of any rights included in the Licensed Technology in the Field in the Territory; and

6.2.6	if requested by Emergent, the Isis License Agreement shall be terminated if Isis commits a material breach of that agreement and fails to remedy such breach within the applicable cure periods.
6.3

The Company will not amend, vary or terminate the Isis Licence Agreement or the Aeras Agreement without Emergent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company will not enter into, or amend, vary or terminate, any further agreements with Aeras or any agreements with Third Parties relating to the supply or distribution of Licensed Products or Combination Products, without Emergent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall not grant consent for Aeras to grant sub-licences in accordance with the Aeras Agreement, or to sub-contract the performance of Aeras’s Development activities under the Overall Development Plan, in each case without Emergent’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.4

Emergent and the Company will explore avenues to supply Licensed Product to the public markets in China and India in consultation with Aeras. The Company will put forward Emergent’s proposal regarding such supply and if such proposal demonstrates to the reasonable satisfaction of Aeras that Emergent, acting with the Company, has a strategy for and the capability (including through partnering with Third Parties) to supply Licensed Products or Combination Products to the public markets in China and/or India in accordance with the principles set out in clause 8.2.1, then the public markets in China and/or India as appropriate will be deleted from the definition of the Developing World for this agreement and the Aeras Agreement with effect from the date on which such capability was demonstrated. Following such change to the definition of Developing World, Emergent shall, on reasonable notice and during reasonable business hours, permit the Company (and through it, Aeras) to audit Emergent’s supply of Licensed Products and Combination Products to the public markets in China and/or India. If the Company receives notice from Aeras that Emergent is materially failing to supply Licensed Products and Combination Products to the public markets in China and/or India in accordance with the principles set out in clause 8.2.1, the Company shall promptly forward such notice to Emergent. If, six (6) months after the date of such notice received by the Company from Aeras, Emergent is still materially failing to supply Licensed Products and Combination Products to the public markets in China and/or India in accordance with the principles set out in clause 8.2.1, the relevant public markets will be added back to the definition of the Developing World with effect from the end of such six (6) month period.

6.5

Other than in accordance with clauses 6.6 and 6.7, the Company will not permit Aeras to conduct any clinical trials on a Licensed Product or a Combination Product (other than the Infant Phase IIb Study), which are reasonably necessary or useful for Aeras to obtain a Regulatory Approval in the Developing World, without Emergent’s prior written approval of the protocol and study plans for such clinical trial (such consent not to be unreasonably withheld, conditioned or delayed), and the Company will not permit Aeras to conduct any other clinical trials on a Licensed Product or a Combination Product (other than the Infant Phase IIb Study) without Emergent’s prior written consent.

6.6

The Company will not permit the University to conduct any clinical work (other than a Phase I Clinical Trial notified to Emergent in accordance with clause 6.7) on a Licensed Product or a Combination Product outside the Overall Development Plan without

Emergent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Parties agree that if the proposed [**] it will be treated as a Phase I Clinical Trial for the purposes of this agreement and it will be subject to clause 6.7.

6.7

If the Company receives a request from the University to conduct a Phase I Clinical Trial, outside the Overall Development Plan, of a Licensed Product or a Licensor Combination Product, the Company shall, promptly upon receiving the draft protocol for such Phase I Clinical Trial from the University, provide a copy of such draft protocol to Emergent and shall notify Emergent of the deadline for the Company to provide comments to the University. The Company shall consider any and all comments received from Emergent before such deadline and, if requested by Emergent, shall provide such comments to the University.

7	Infant Phase III Study
7.1

Without prejudice to the generality of clause 5.1, and subject to clause 19.3.6, the availability of suitable trial sites, sufficient quantities of Licensed Product appropriate for the applicable clinical trial use being available and the relevant Regulatory Approvals having been obtained, Emergent will, if the Trial Success Criteria of the Bridging Study, the De-escalation Study and the Infant Phase IIb Study are achieved:

7.1.1	meet all the costs and expenses of a Phase III Clinical Trial for the Infant Indication (the “Infant Phase III Study”);
7.1.2	unless otherwise agreed by the Parties, act as sponsor of the Infant Phase III Study; and
7.1.3	use its Efforts to enrol the first subject in the Infant Phase III Study within twelve (12) months of the later of:
7.1.3.1	the date on which Regulatory Approval for the Infant Phase III Study is granted; and
7.1.3.2	the Successful Completion Date of the Bridging Study, the De-escalation Study, and the Infant Phase IIb Study.
7.2

If (i) the Trial Success Criteria for the Infant Phase IIb Study are not achieved; (ii) Emergent does not exercise its right to terminate this agreement pursuant to clause 19.3.6; and (iii) an Emergent Company subsequently commences the Infant Phase III Study pursuant to clause 7.1, the Trial Success Criteria for the Infant Phase IIb Study shall be deemed to have been achieved on the date the first Study Subject is dosed in the Infant Phase III Study and the Milestone Fee that would have been due upon the Successful Completion Date of the Infant Phase IIb Study shall become due on the date of such dosing and shall be payable in accordance with clause 16.3.

7.3

Emergent will, and will use its Efforts to ensure that its sub-contractors will, comply in all material respects with all relevant Regulatory Approvals and Applicable Law whilst conducting the Infant Phase III Study.

7.4

If, after completion of the Infant Phase III Study and production of the final clinical trial report, any Samples collected by or on behalf of Emergent during the Infant Phase III Study remain and are not required to be retained by the protocol, Emergent shall permit the Company or, at its direction, the University to access and use for Non-Commercial Use such excess Samples, subject to Applicable Law and the relevant

Study Subject’s consent. Emergent shall use its Efforts to ensure that the informed consent forms used for Study Subjects participating in the Infant Phase III Study would permit such use. The Company shall handle, use and store the Samples in accordance with Applicable Law and the relevant Study Subject’s consent. The Company (i) shall immediately return to Emergent or its designee or destroy each Sample if requested by Emergent following a request by the relevant Study Subject and (ii) shall, to the extent that any Samples remain upon completion of the permitted use of such Samples by the Company or the University, return all remaining Samples to Emergent or its designee or, if requested or permitted by Emergent, destroy any remaining Samples.

8	Manufacturing
8.1

The Parties will, through the Steering Committee, cooperate to develop the Manufacturing Process. It is anticipated that the Company will appoint one or more mutually acceptable Third Party manufacturers with appropriate expertise to undertake process development activities. Without prejudice to clause 5.14, if a Party appoints a Third Party to undertake any activities in connection with the Development of the Manufacturing Process, that Party will procure that the Company is licensed or otherwise granted access to any Intellectual Property Rights underlying such process development which do not vest in that Party. The Parties acknowledge that certain activities relating to the development of such manufacturing process will be funded by the Wellcome Grant.

8.2	Emergent will, working with the Company in accordance with clause 8.1, use its Efforts to develop a manufacturing process for a Licensed Product which:
8.2.1

is capable of producing [**] doses of Licensed Product in each year of manufacture within a specified number of years from the date on which the Infant Marketing Approval is granted (such number to be determined when the Aeras supply agreement is entered into) with the objective of being able to make, at the end of that number of years, at least [**] doses per year of the Licensed Product available to Humanitarian Organisations at an affordable level for use in the Developing World and on such development to supply Aeras or other Humanitarian Organisations such quantities of Licensed Product; provided that if and to the extent that Emergent or its sub-licensee is supplying the public markets in China and/or India at affordable prices, the number of doses to be made available to Humanitarian Organisations shall be reduced by the number of doses made available by Emergent or such sub-licensee at such prices to such markets.

8.2.2	with respect to Manufacture in or for EEA countries, fulfils the requirements of EMEA for the grant of Marketing Authorisation for the Licensed Product in the EEA.
8.3

Each of the Parties will, and will use its Efforts to ensure that its sub-contractors will, comply in all material respects with all relevant Applicable Law whilst conducting the manufacturing process development set out in clause 8.2.

8.4

Each of the Parties will, and will use its Efforts to ensure that its sub-contractors will, use its Efforts to ensure that all Regulatory Approvals required to undertake the work set out in clause 8.2 and any Manufacture of Licensed Product are obtained.

8.5

Each of the Parties will, and will use its Efforts to ensure that its sub-contractors will, provide to the other Party all chemistry, manufacturing and controls data (or a drug master file containing the same) relating to the Manufacture of Licensed Products or Combination Products and shall grant to the other Party a right of reference to such data and drug master files for the purpose of obtaining and maintaining Regulatory Approvals relating to the Exploitation of such Licensed Products or Combination Products.

8.6

Subject to clauses 2.9.1 and 8.1, the Company acknowledges that Emergent has the sole right to Manufacture and have Manufactured Licensed Products and Combination Products and that it is anticipated that Emergent may enter into agreements with one or more Third Parties to fulfil its obligations pursuant to clause 8.2. The Company will provide Emergent with all information relating to the anticipated demand for Licensed Product in the Developing World within ten (10) Business Days of receiving the same from Aeras or any other Developing World Distributor.

9	Regulatory Matters
9.1	Provided that the OMP Designation has been transferred to Emergent in accordance with clause 2.5.3 Emergent will use its Efforts to maintain the OMP Designation.
9.2

Each Party shall communicate to the other Party in writing any data relating to a Licensed Product or Combination Product of which it becomes aware which discloses a serious adverse event, promptly (and in any event within forty-eight (48) hours) and where that serious adverse event is a SUSAR, immediately. The Parties will (and where appropriate will use their Efforts to procure that their respective sub-licensees and sub-contractors will) enter into such further data safety exchange agreements as reasonably necessary to enable the Parties to comply with their reporting obligations under Applicable Law from time to time.

9.3

Neither Party will use in any capacity, in connection with the conduct of any activities involving any Licensed Product or Combination Product, the services of any party who has been debarred pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, or who is the subject of a conviction described in such section.

9.4

Each Party will inform the other Party in writing immediately if it becomes aware that it, or any party who conducts any activities involving any Licensed Product or Combination Product, is debarred or is the subject of a conviction described in Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, or that any action, suit, claim, investigation or legal or administrative proceeding is pending or is threatened, relating to the debarment or conviction of it, or any party who conducts any activities pursuant to or authorised by this agreement.

9.5

Unless otherwise agreed by the Parties, Emergent shall be responsible for seeking, obtaining and maintaining all Regulatory Approvals necessary or reasonably useful for the conduct of all clinical trials conducted under the Overall Development Plan (other than the Infant Phase IIb Study and any clinical trial ongoing at the Effective Date) and shall be responsible for all communications with Regulatory Authorities or Ethics Committees concerning any such trial; provided that the Parties acknowledge that:

9.5.1

Aeras, the University and the Company shall be responsible for seeking, obtaining and maintaining all Regulatory Approvals necessary or reasonably useful for the conduct of the Infant Phase IIb Study and shall be responsible for all communications with Regulatory Authorities or Ethics Committees concerning the Infant Phase IIb Study;

9.5.2

the University shall be responsible for seeking, obtaining and maintaining all Regulatory Approvals necessary or reasonably useful for the conduct of any clinical trial ongoing at the Effective Date and any Phase I Clinical Trial notified to Emergent in accordance with clause 6.7 and shall be responsible for all communications with Regulatory Authorities or Ethics Committees concerning any such trials; and

9.5.3

subject to clause 6.5 and 9.10, Aeras shall be responsible for seeking, obtaining and maintaining all Regulatory Approvals necessary or reasonably useful for the conduct of any other clinical trials reasonably necessary or useful to secure Regulatory Approvals in the Developing World and shall be responsible for all communications with Regulatory Authorities or Ethics Committees concerning any such trials.

The Company shall not apply for any Regulatory Approval for any other clinical trial involving a Licensed Product or a Combination Product in the Field, whether inside or outside the Territory, without Emergent's prior written consent.

9.6

Subject to clauses 9.5 and 9.10, and unless otherwise agreed by the Parties, Emergent and its permitted sub-licensees shall be responsible for seeking, obtaining and maintaining all Regulatory Approvals relating to the Exploitation of Licensed Products and Combination Products in the Territory and the Company and its permitted sub-licensees (including Aeras) shall be responsible for seeking, obtaining and maintaining all Regulatory Approvals relating to the Exploitation of Licensed Products and Company Combination Products outside the Territory, provided that Emergent and its permitted sub-licensees shall have the exclusive right to seek, obtain and maintain all Marketing Authorisations in the Territory.

9.7

Prior to making any submission to a Regulatory Authority, including any application or document in support of a Marketing Authorisation or other Regulatory Approval (other than with respect to a Combination Product Developed or being Developed outside the Overall Development Plan in accordance with clause 5.1), the Parties shall, and the Company shall procure that the University and Aeras shall, through the Steering Committee and, where appropriate any committee established under the Aeras Agreement, consult and cooperate in preparing such filings. Each Party shall have the right to review and comment on all such submissions to Regulatory Authorities in accordance with specific timelines or other arrangements agreed on by the Steering Committee; provided that, unless otherwise agreed in writing by the Parties, each Party shall allow the other Party at least thirty (30) days to review and comment on any such submissions to Regulatory Authorities and shall reasonably consider any and all timely comments received from the other Party with respect to such submissions.

9.8

Subject to clauses 9.5 and 9.10, and unless otherwise agreed by the Parties, Emergent shall be responsible for responding to all communications relating to a Licensed Product or Combination Product received from a Regulatory Authority or Ethics Committee in the Territory and the Company shall be responsible for responding to all communications relating to a Licensed Product or Company Combination Product received from a Regulatory Authority or Ethics Committee outside the Territory.

9.9

Each Party will, and the Company will use its Efforts to procure that the University and Aeras, promptly notify the other Party of (i) any communication received by it from any Regulatory Authority or Ethics Committee relating to a Licensed Product or Combination Product and (ii) any proceedings initiated by any Regulatory Authority relating to a Licensed Product or Combination Product. To the extent practicable, the Party responsible for responding to such communication pursuant to clauses 9.5, 9.8 or 9.10 will allow the other Party a reasonable opportunity to review and comment upon, prior to submission to any Regulatory Authority or Ethics Committee, any response that Party proposes to submit to the relevant Regulatory Authority or Ethics Committee in response to such communication. Each Party will notify the other Party of any meeting or teleconference to be held with any Regulatory Authority relating to a Licensed Product or Combination Product and, to the extent permissible, will allow the other Party or its designee to attend and participate in such meeting or teleconference.

9.10

Emergent shall have the first right to seek, obtain and maintain all Regulatory Approvals reasonably useful or necessary for the Exploitation of Licensed Products and Combination Products in China and India. If Emergent declines to submit, within four (4) years of the date on which the first Marketing Authorisation for any Licensed Product or Combination Product in the Territory is granted, any application for, or other document in support of, a Regulatory Approval, that is reasonably necessary or useful for the Exploitation of Licensed Products and Combination Products in China or India, the Company (or, at its discretion, Aeras) shall be responsible for seeking, obtaining and maintaining such Regulatory Approval in such country. If the Company (or Aeras) seeks any Regulatory Approval in China or India in accordance with this clause 9.10, Emergent shall reimburse the Company (or Aeras) for half of the out-of-pocket expenses incurred by the Company (or Aeras) in connection with the preparation and submission of any application for such Regulatory Approval. Whichever Party is responsible for seeking, obtaining and maintaining Regulatory Approvals in China or India pursuant to this clause 9.10 shall also be responsible for all communications with Regulatory Authorities and Ethics Committees in such country in connection with the Development or Exploitation of Licensed Products or Combination Products in such Country.

9.11

In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Licensed Product or Combination Product, or in the event either Party (or any of its sub-licensees) determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of a Licensed Product or Combination Product, the Party notified of or desiring such recall or similar action shall, within twenty four (24) hours, advise the other Party thereof by telephone or facsimile. Following notification of a recall (i) with respect to Licensed Products or Combination Products in the Developing World or in China or India, when the Company (or Aeras) is responsible for obtaining Regulatory Approvals in such country pursuant to clause 9.10, as between the Parties, the Company shall decide in its sole discretion whether to conduct a recall (except in the case of a government mandated recall) and the manner in which any such recall shall be conducted, and (ii) with respect to Licensed Products or Combination Products in the Territory or in China or India, when Emergent is responsible for obtaining Regulatory Approvals in such country pursuant to clause 9.10, Emergent shall decide in its sole discretion whether to conduct a recall (except in the case of a government mandated recall) and the manner in which any such recall shall be conducted. Unless otherwise agreed by the Parties, the costs of any such recall shall be borne by the Party incurring them.

10	Exploitation
10.1	Emergent shall use its Efforts to Market a Licensed Product (or, if Developed, a Combination Product) in the Field in the Territory.
10.2

Within six (6) months of the Successful Completion Date of the Infant Phase IIb Study, Emergent will deliver to the Company a marketing plan, which will describe Emergent’s planned activities to Market Licensed Products in the Territory.

10.3

Emergent will review and, where appropriate, update the Marketing Plan at least once every Licence Year and will deliver to the Company, not less than one (1) month prior to the commencement date of the revised Marketing Plan, the revised Marketing Plan together with an update on the implementation of the Marketing Plan including what has and has not been achieved since the last written update on the implementation of the Marketing Plan.

10.4

Emergent will use its Efforts to apply for, as promptly as possible, and if the application is accepted use its Efforts to obtain, the Infant Marketing Approval within two (2) years of the Successful Completion Date of the final Phase III Clinical Trial for the Infant Indication. If the Infant Marketing Approval is granted, Emergent will use its Efforts to Market such approved Licensed Product for the Infant Indication in the Field in the Territory.

10.5

If the Infant Marketing Approval is granted, Emergent will, unless otherwise agreed as part of an Approved Alternative Strategy, use its Efforts to apply for, as promptly as possible, and if the application is accepted use its Efforts to obtain, the Adolescent Marketing Approval within two (2) years of the Successful Completion Date of the final Phase III Clinical Trial for the Adolescent Indication. If the Adolescent Marketing Approval is granted, Emergent will use its Efforts to Market such approved Licensed Product for the Adolescent Indication in the Field in the Territory.

10.6

If the Adolescent Marketing Approval is granted, Emergent will, unless otherwise agreed as part of an Approved Alternative Strategy, use its Efforts to apply for, as promptly as possible, and if the application is accepted use its Efforts to obtain, the HIV Marketing Approval within two (2) years of the Successful Completion Date of the final Phase IIb Clinical Trial for the HIV Indication or, if necessary for Marketing Authorisation, the final Phase III Clinical Trial for the HIV Indication. If the HIV Marketing Approval is granted, Emergent will use its Efforts to Market such Licensed Product for the HIV Indication in the Field in the Territory.

10.7

Emergent will use its Efforts to prepare marketing materials and train its own and/or its sub-licensees’ sales staff in good time before the grant of Marketing Authorisation for a Licensed Product in the Territory as reasonably necessary to achieve the Overriding Aims.

10.8	Following commercial launch of the first Licensed Product in the Territory, Emergent shall use its Efforts to increase sales of Licensed Product in the Territory to [**] doses per year.
10.9

The Parties acknowledge that the provisions of clauses 10.5 and 10.6 reflect (i) the current Overall Development Plan, (ii) the Parties’ expectations regarding the Development of the Licensed Product (and in particular the order in which Indications will be Developed), and (iii) the proposed strategy for obtaining Marketing Authorisation for a Licensed Product and achieving the Overriding Aims. The Parties further acknowledge that in the course of Developing a Licensed Product it may be necessary or potentially beneficial to amend such strategy and the Overall Development Plan. If Emergent wishes to change the order of proposed Development activities or otherwise have the Overall Development Plan amended in a manner potentially inconsistent with the Parties expectations for Development as set out in clauses 10.5 and 10.6, Emergent shall submit to the Company its reasoned proposal, including details of the extent to which such proposal would replace or amend the obligations set out in such clauses, and the Parties shall discuss such proposed alternative strategy in good faith. If an alternative strategy proposed by Emergent as amended in the course of such discussions, is approved in writing by the Company and Isis (the “Approved Alternative Strategy”), Emergent shall not be in breach of those obligations set out in clauses 10.5 and 10.6 identified in the Approved Alternative Strategy as having been replaced or amended; provided that it is using its Efforts to implement the Approved Alternative Strategy.

10.10

Emergent shall have the sole right to select the Trademarks for the marketing and sale of the Licensed Products in the Territory. Emergent shall own such Trademarks and all rights and goodwill with respect thereto.

11	Data
11.1

The Company will communicate all Company New Data to Emergent in writing promptly in accordance with an agreed timetable or failing such agreement as reasonably required by Emergent. The Company will procure that the Company New Data are complete and include, with respect to each clinical trial from which Company New Data are obtained, all completed case report forms and all other clinical trial documentation required to be in the possession of a clinical trial sponsor by Article 15(5) of Directive 2001/20/EC, Article 16 of Directive 2005/28/EC or other relevant Applicable Law and any other clinical trial documentation that is otherwise reasonably requested by Emergent.

11.2	Emergent acknowledges and agrees that, as between the Parties, the Company New Data belong to the Company.
11.3	Emergent will communicate in writing to the Company within a reasonable time all Emergent Data reasonably requested by the Company.
11.4	The Company acknowledges and agrees that, as between the Parties, Emergent Data belong to Emergent.
11.5

Each Party acknowledges that even if Study Subjects are not explicitly identified by name, clinical trial data may not be exempt from applicable data protection rules. The Parties will in relation to any clinical trial involving a Licensed Product or a Combination Product, comply fully with the requirements of Applicable Law relating to the collection and transfer of Study Subject data and implement appropriate quality control and quality assurance procedures having regard to the purpose for which the data are being obtained and further processed, including by obtaining appropriate Study Subject consent.

11.6

Each Party will obtain from each Study Subject, prior to enrolment into, and as a condition of that Study Subject’s participation in, any clinical trial involving a Licensed Product or a Combination Product, his or her consent to:

11.6.1	direct access to his or her medical records;
11.6.2	the processing of data relating to him or her and to the movement of that data to other countries, including countries outside of the EEA; and
11.6.3	the transfer of such data to Emergent, the Company and Isis, and in each case their permitted sub-licensees, and the use of those data in obtaining Regulatory Approvals.

The Parties acknowledge that the informed consent form for use with Study Subjects participating in the Infant Phase IIb Study has been submitted to the Medicines Control Council in South Africa for approval as part of the trial protocol and that, except to the extent already provided for in such informed consent form, this clause 11.6 shall not apply to the Infant Phase IIb Study.

12	Know-how, Improvements and Inventions
12.1

To the extent not previously disclosed, the Company will communicate all Company Know-how and Company Manufacturing Technology in writing to Emergent within a reasonable time of the date on which such Company Know-how or Company Manufacturing Technology was first documented or reported to the Company. Emergent acknowledges and agrees that, as between the Parties, the Company Know-how belongs to the Company; provided that any Know-how conceived, discovered, developed or otherwise made solely by the Company under the Wellcome Grant shall vest in the University and shall be licensed to the Company pursuant to the Isis Licence Agreement.

12.2

Emergent will communicate Emergent ODP Technology and Emergent Manufacturing Technology to the Company as reasonably required in connection with the activities to be performed under the Overall Development Plan or as otherwise reasonably requested by the Company. The Company and Emergent acknowledge and agree that, as between the Parties:

12.2.1	the Emergent Manufacturing Technology belongs to Emergent; and
12.2.2

the Emergent ODP Technology: (i) that is conceived, discovered or otherwise made under the Wellcome Grant shall vest in the University; provided that such rights are licensed to the Company and Emergent pursuant to the Isis Licence Agreement; and (ii) otherwise shall be owned by the Company and licensed to Emergent pursuant to clauses 2.1 and 2.2.

12.3

The Parties agree that as between themselves all Intellectual Property Rights in any Invention conceived, discovered, developed or otherwise made jointly by the Company and an Emergent Company (or their respective sub-contractors) which relates to or is reasonably useful for the Exploitation of a Licensed Product or Combination Product in the Field:

12.3.1

that is made under the Wellcome Grant, shall vest in the University, provided that such rights are licensed to the Company pursuant to the Isis Licence Agreement and to Emergent pursuant to clauses 2.1 and 2.2; and

12.3.2	other than an Invention conceived, discovered, developed or otherwise made under the Wellcome Grant, shall vest in the Company.

12.4

The Parties agree that as between themselves all Intellectual Property Rights in any Invention conceived, discovered, developed or otherwise made jointly by the Company or an Emergent Company (or their respective sub-contractors) which does not relate to or is not reasonably useful for the Exploitation of a Licensed Product or Combination Product in the Field:

12.4.1

that is conceived, discovered, developed or otherwise made under the Wellcome Grant, shall vest in the University provided that such rights are licensed to the Company pursuant to the Isis Licence Agreement and to Emergent as Licensed Technology pursuant to clause 2;

12.4.2

other than an Invention conceived, discovered, developed or otherwise made under the Wellcome Grant, shall vest in the Party better placed to exploit such Invention; provided that if neither Party is better placed to exploit such Invention, all the Intellectual Property Rights in such Invention shall be owned by the Company.

12.5

The Party in whom the Intellectual Property Rights in an Invention vest pursuant to clause 12.3.2 or 12.4.2 shall grant or Emergent shall procure that the relevant Emergent Company shall grant to the assigning Party (or, where the relevant Emergent Company is not Emergent, to Emergent) a non-exclusive, perpetual, royalty-free licence to use all Intellectual Property Rights in the Invention, in the case of any such licence in favour of the Company, to Exploit Licensed Products and Company Combination Products in the Field and in the case of any such licence in favour of Emergent, for any purpose; and on assignment in accordance with clause 12.10 the Parties shall enter into a revenue sharing agreement that reflects the relative inventive contributions of each Party to such Invention.

12.6

Subject to clause 12.7, but notwithstanding any other provision in this clause 12, the Parties agree as between themselves that any Manufacturing Technology conceived, discovered, developed or otherwise made jointly by the Company and an Emergent Company in the performance of activities under the Overall Development Plan:

12.6.1

that are conceived, discovered, developed or otherwise made under the Wellcome Grant, shall vest in the University, provided that such rights are licensed to the Company pursuant to the Isis Licence Agreement and to Emergent pursuant to clauses 2.1 and 2.2; and

12.6.2	other than Manufacturing Technology conceived, discovered, developed or otherwise made under the Wellcome Grant, shall, subject to clause 12.7, vest in the Company.
12.7

Where any Manufacturing Technology is the subject of a patent or patent application Controlled by Emergent (a “Manufacturing Patent”) the Parties agree that, as between themselves, any development of the Manufacturing Technology made by the Company, an Emergent Company, or an Emergent Company jointly with the Company, in the performance of the Overall Development Plan which would, if commercially practised, infringe and/or be dominated by or rendered unpatentable by that Manufacturing Patent, shall:

12.7.1	if made under The Wellcome Grant, vest in the University provided that such rights are licensed to the Company pursuant to the Isis Licence Agreement and Emergent pursuant to clauses 2.1 and 2.2; and

12.7.2	if not made under the Wellcome Grant, vest in Emergent (an “Emergent Improvement”).
12.8

Unless otherwise agreed by the Parties, any data, protocols, standard operating procedures and written documentation prepared jointly by the Company and an Emergent Company in the performance of activities under the Overall Development Plan:

12.8.1

that is made under the Wellcome Grant, shall vest in the University, provided that such rights are licensed to the Company pursuant to the Isis Licence Agreement and to Emergent pursuant to clause 2.1; and

12.8.2

other than works made under the Wellcome Grant, shall vest in the Company; provided that such data, protocols, standard operating procedures and written documentation shall constitute Company New Data and in addition to the rights granted pursuant to clause 2.3, Emergent shall have a royalty free, non-exclusive, worldwide perpetual, irrevocable licence (with the right to sub-license through multiple tiers) to access, reference and otherwise use and reproduce such Company New Data for any purpose.

12.9

If and to the extent that any Intellectual Property Rights (including Manufacturing Technology) conceived, discovered, developed or otherwise made (i) solely by Emergent or (ii) jointly by the Company and one or more Emergent Companies, vest in the Company pursuant to this clause 12, Emergent shall have a non-exclusive, perpetual, irrevocable, worldwide, royalty-free licence (with the right to grant sub-licences without the consent of or accounting to the Company) to practice, access, reference, reproduce and otherwise use such Intellectual Property Rights for any purpose.

12.10

Each of the Parties shall, and does hereby, assign and shall cause its employees, affiliates, sub-contractors and sub-licensees (and their respective employees) to assign to the other, such right, title and interest in and to any Intellectual Property Rights, as is necessary to fully effect the ownership provisions set out in this clause 12. If and to the extent that such Intellectual Property Rights are Know-How, the transferring Party shall treat such Know-How as if it were the Confidential Information of the other Party and shall not use or disclose such Know-How except as permitted by this agreement.

12.11

As between the Parties, for the purpose of allocating ownership of Intellectual Property Rights in accordance with this Agreement, the determination of whether Intellectual Property Rights are conceived, discovered, developed or otherwise made by a Party shall be made in accordance with English law.

13	Patent Filing and Maintenance
13.1

Emergent will pay the Company the Past Patent Costs, representing Emergent’s sole contribution to the patent costs incurred by the Company prior to the Parties entering into this agreement, within thirty (30) days of the later of receipt of an invoice for the same from the Company and the Effective Date.

13.2	Subject to the remainder of this clause 13, the Company will, at Emergent’s cost, prosecute, defend, maintain and renew the Company Patent Rights in the countries in the Territory listed in schedule 5, part B, as may be amended from time to time by the Parties, until, with respect to Company Patent Rights in a particular country or region:

13.2.1	the Company Patent Rights can no longer be renewed;
13.2.2	the Company is advised by patent counsel that there is no further principled argument to be advanced in favour of patentability;
13.2.3	there is no reasonable prospect of obtaining a Marketing Authorisation for any Licensed Product for any Indication in the relevant country;
13.2.4

Emergent and, in the case of any Isis Application, Isis consent, such consent not to be unreasonably withheld, conditioned or delayed, that the Company may discontinue pursuit of the Company Patent Rights; or

13.2.5	Emergent and the Company and, in the case of any Isis Application, Isis agree to discontinue pursuit of the Company Patent Rights;

provided that Emergent acknowledges that the Company may not, without Isis’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, narrow the scope of the claims of an Isis Application other than as required to establish patentability or take any other action which could reasonably be expected to have a material adverse impact on Isis’s ability to license the Isis Applications to a Third Party outside the Field applicable to Licensed Products.

13.3	In relation to the prosecution, defence, maintenance and renewal of the Company Patent Rights, the Company will:
13.3.1	use patent professionals reasonably acceptable to Emergent;
13.3.2

keep Emergent fully informed of all material developments, consult fully with Emergent in relation to all material matters of tactics and strategy and will in good faith take account of any comments of the Company, in particular before taking any material patenting decisions, and will give Emergent adequate advance notice of its intention to file any Company Patent Rights, to designate any country in Company Patent Rights, or to take any material decision in relation to Company Patent Rights (before or after grant), and will provide copies of all relevant documents to Emergent;

13.3.3

as reasonably necessary to allow Emergent to exercise its rights pursuant to clause 13.3.2, allow representatives from Emergent and any professional advisors of Emergent to attend any meetings with the Company’s patent professionals in person or by telephone and will arrange additional meetings with Emergent’s patent professionals as and when reasonably requested by Emergent, at the expense of Emergent;

13.3.4	provide Emergent with adequate notice of any formal hearings or other proceedings which the Company is entitled to attend and will permit representatives of Emergent to attend as well;
13.3.5

disclose to the United States Patent and Trademark Office (and where required by Applicable Law, its equivalent in any jurisdiction) any information considered material for patentability as required by 37 C.F.R. § 1.56 (or the equivalent in any jurisdiction) and, if Emergent has any such information, it shall promptly report such information to the Company to enable the Company to make such disclosure; and

13.3.6

provide (or procure that its patent professionals will provide) copies of all official correspondence to and from patent offices relating to the Licensed Technology to Emergent (including renewal notices) within fourteen (14) days of dispatch or receipt;

provided that, without limiting the foregoing, Emergent will have the right to review the text of all patent specifications, claims and any other documents filed at any stage of Company Patent Rights or of any opposition, re-examination, interference or other similar procedure relating to a granted or pending Company Patent Rights.

13.4

If, with respect to the Company Patent Rights, the Company intends not to (i) pursue in any country the filing, prosecution (including any interferences, re-issue proceedings and re-examination) or maintenance (including the defence of oppositions) of an Isis Application, or (ii) take any other action with respect to Company Patent Rights in a country that is necessary or useful to establish or preserve rights thereto, in either case as permitted by clause 13.2, then the Company shall so notify Emergent and, if related to the Isis Application, Isis, promptly in writing to enable Emergent, subject to, with respect to an Isis Application, Isis’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) to meet any deadline by which an action must be taken to establish or preserve any rights in the Patent Rights, as applicable, in such country; provided, however, that any such notification shall be made at least thirty (30) days prior to such deadline. Emergent shall, subject to, with respect to an Isis Application, Isis’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such Company Patent Rights in such country through patent attorneys or agents of its choice. If Emergent elects to pursue such filing or registration, as the case may be, or continue such support, then Emergent shall notify the Company of such election.

13.5

If, at any time, the Company is unwilling to prosecute or maintain Company Patent Rights as required pursuant to clause 13.2, Emergent will consider in good faith the Company’s reasons for wishing to allow such Patent Rights to lapse in the country in question. If there is a dispute as to whether the Company is permitted to allow any Patent Rights to lapse pursuant to clause 13.2, such dispute shall be determined by an Expert. If the dispute involves an Isis Application, Isis shall participate in such determination. If the expert determines that the Company is not entitled to allow an Isis Application to lapse, Emergent shall be entitled, and Isis and the Company shall permit Emergent to assume responsibility for such prosecution and maintenance in that country.

13.6

The Parties acknowledge that if Isis or the University grants a Third Party a licence under the Isis Application in all or part of the Territory which includes exclusive rights to commercialise a product (that is not a Licensed Product), with effect from the date of such licence, the Company shall only be required to pay for half of the external legal costs and expenses reasonably incurred in the prosecution, defence or maintenance of any Isis Application in the territory in which the Third Party is granted a licence which claim such product and the Licensed Product. In such circumstances, the amount payable by Emergent in respect of patent costs pursuant to clause 13.2 shall be reduced accordingly and shall not in any event exceed the costs suffered or incurred by the Company in prosecuting and maintaining the Company Patent Rights in the Territory having taking into account any payments received from Isis. If at any time the Company receives a contribution for past patent costs relating to the Isis Applications in the Territory, the Company shall pay such amount to Emergent.

13.7

The Parties and Isis shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents relating to the Company Patent Rights (“Patent Extensions”). In the event that elections with respect to obtaining such Patent Extensions are to be made, Emergent shall have the right to make the election and the Company and Isis agree to abide by such election and take such actions as Emergent may require in connection with securing such Patent Extensions. Neither the Company nor Isis shall seek to obtain any other Patent Extension for the Company Patent Rights with respect to a Licensed Product or any other product without Emergent’s prior consent.

13.8

Where reasonably necessary under the law of any country, Emergent will use its Efforts to register its interest in the Licensed Technology with the relevant patent office (or equivalent) in that country. The Company will, at the Licensee’s request and expense, take all actions (including using its reasonable endeavours to procure any necessary Third Party’s consent) and execute all deeds and documents that may be reasonably necessary in connection with such registration.

14	Enforcement and Defence
14.1	Each Party will notify the other in writing of any misappropriation or infringement of any Intellectual Property Rights in the Licensed Technology of which it becomes aware.
14.2

The Company has the first right (at its cost and expense) to, and shall at Emergent’s request (and at Emergent’s cost and expense), take legal action against any misappropriation or infringement of any rights included in the Licensed Technology in the Field in the Territory. The Company must discuss any proposed legal action, other than emergency actions, with Emergent prior to the legal action being commenced and the Parties shall consider in good faith what action is appropriate in all the circumstances. Emergent may, in its sole discretion (at its cost and expense), and shall at the Company’s request (at the Company’s cost and expense), join the action as a party; provided that Emergent shall not be required to join any such action unless:

14.2.1	the Company has a bona fide legal action against a third party for misappropriation or infringement of any rights included in the Licensed Technology; and
14.2.2

on balance, with due regard for all relevant circumstances, including Applicable Law, the Company has a more than fifty (50%) percent chance of success in such action (and if the parties do not agree on the likely chance of success either may refer the dispute to an expert in accordance with clause 22.14; provided that in such circumstances the expert shall be an independent lawyer of at least ten (10) years’ standing in contentious patent matters);

14.2.3	the Company cannot achieve the same result by bringing the legal action under a different law or in a different jurisdiction; and

14.2.4	in order to bring the action, as a matter of law, Emergent is required to be a party.
14.3	With respect to any action pursuant to clause 14.2, the Company will:
14.3.1	keep Emergent fully informed and consult with Emergent at each stage of the legal action;
14.3.2	use legal counsel reasonably acceptable to Emergent;
14.3.3

save with the prior written consent of Emergent, such consent not to be unreasonably withheld, conditioned or delayed, not settle any action taken under clause 14.2 or any counterclaim for invalidity which is made in response to a legal action taken by the Company if such settlement would have an adverse affect on the scope of the Company Patent Rights or Emergent’s rights; and

14.3.4

not settle any action or counterclaim referred to in clause 14.3.3 without the prior written consent of Emergent if such settlement would involve an admission of fault by Emergent or impose any payment or other obligation on Emergent.

14.4

If legal action is taken pursuant to clause 14.2 or 14.5, any award of damages (including punitive damages) or other settlement, shall, after payment of all costs and expenses incurred by the Company and Emergent in making such recovery, be paid to Emergent and deemed to be Net Sales for the purposes of clause 16. The Company will indemnify and hold Emergent harmless against all costs (including lawyers’ and patent agents’ fees and expenses reasonably incurred), claims, demands and liabilities arising out of or consequent upon (i) Emergent joining or instigating any action at the Company’s request; or (ii) the Company pursuing any action that discloses no reasonable grounds for bringing or defending a claim, or is an abuse of the court’s process, and will settle any reasonable invoice received from Emergent in respect of such costs, claims, demands and liabilities within thirty (30) days of receipt.

14.5

If the Company has notified Emergent in writing that it does not intend to take any action in relation to the misappropriation or infringement or the Company has not taken any such action within 120 days of the notification or request under clause 14.1, or earlier if the claim for damages would be prejudiced by such delay, Emergent may take such legal action at Emergent’s cost; and if required by Emergent, the Company shall join the action as a party.

14.6

Each Party shall immediately give notice to the other of any certification which it receives or of which it becomes aware that a Third Party makes under the United States Drug Price Competition and Patent Term Restoration Act of 1984 claiming that any patent rights covering the Licensed Product or Combination Product are invalid or that infringement will not arise from the manufacture, use or sale of the Licensed Product or Combination Product by such Third Party. The Company’s and Emergent’s rights and obligations with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as set out in clauses 14.2 to 14.5.

14.7

If a Third Party institutes an infringement suit against either Party or any of its permitted sub-licensees or sub-contractors, alleging that the Exploitation of the Licensed Technology, Data or Emergent Manufacturing Technology, infringes such

Third Party’s Intellectual Property Rights (an “Infringement Suit”), then that Party (the “Defending Party”) shall have the first right (at its cost and expense), but not the obligation, to assume direction and control of the defence of claims arising therefrom (including the right to settle such claims at its sole discretion). If the Defending Party determines not to assume such direction and control directly or through its designee, then the Defending Party shall so notify the other Party and that other Party may, at its cost and expense, defend against such claims; provided, however, that the other Party shall obtain the written consent of the Defending Party prior to ceasing to defend, settling or otherwise disposing of such claims, such consent not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, neither Party shall be required to consent to any such settlement if it would involve an admission of fault by it or its permitted sub-licensees or impose any payment or other obligation on it or its permitted sub-licensees or have a material adverse affect on its rights. Any proceeds in connection with any such litigation (or the settlement thereof) shall be used to reimburse each of the Parties for their reasonable costs and expenses (including any amount paid to the other Party pursuant to this clause 14) and any damage awards or other payments or penalties incurred by them (or if such proceeds are insufficient to reimburse such costs, expenses and other payments in full, a pro-rata share of such costs, expenses and other payments) and the excess (if any) shall be shared equally between Emergent and the Company.

14.8

If either Party brings or defends an action in accordance with this clause 14, the Party that did not instigate the action or is not controlling the defence shall use all reasonable efforts to assist and cooperate with the other Party in bringing or defending such action. Such assistance shall include the execution of such documents as may be reasonably required in connection with any such action. Except as otherwise provided for in this clause 14, the Party that instigates such action shall reimburse all external costs and expenses (including lawyers’ and patent agents’ fees and expenses reasonably incurred) incurred by the other Party arising out of or consequent upon such assistance, and will settle any reasonable invoice received from such other Party in respect of such costs and expenses within thirty (30) days of receipt.

14.9

Nothing in this clause 14 shall prevent either Party, at its own expense, from obtaining any licence or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this agreement.

15	Confidentiality
15.1

Except as permitted by this clause 15, each Party (which for the purpose of this clause shall include Isis) (being a receiving or disclosing Party as the case may be) will keep confidential the Confidential Information of another Party and will not disclose or supply the Confidential Information of another Party to any Third Party or use it for any purpose, except in accordance with the terms of this agreement.

15.2	The Company may disclose:
15.2.1	the Licensed Technology to prospective licensees of the Licensed Technology outside the Territory; and
15.2.2	details of this agreement and the progress of the Licensed Technology to Isis, the University and the Wellcome Trust;

provided that in each case the Company shall ensure that such prospective licensee, Isis, the University or the Wellcome Trust, as the case may be, accepts appropriate obligations of confidentiality and non-use which shall be no less restrictive than those set out in this clause 15 before it makes any disclosure of Confidential Information.

15.3	Subject to the terms and conditions of the SSA, the Company may disclose details of this agreement and the progress of the Licensed Technology to:
15.3.1

a prospective Public Funder provided that the disclosing Party shall ensure that the prospective Public Funder accepts a continuing obligation of confidentiality in the same terms as this clause before it makes any disclosure of the Confidential Information; and

15.3.2	in accordance with any grant agreement with a Public Funder entered into in accordance with the SSA.
15.4

Emergent may, and may permit other Emergent Companies to, disclose the existence and terms of this agreement and the progress of the Licensed Technology to the extent it deems necessary to comply with the rules or regulations of a relevant stock exchange or similar governing body (including the U.S. Securities and Exchange Commission).

15.5

Emergent may, and may permit its permitted sub-licensees to, disclose to a permitted sub-licensee of the Licensed Technology such of the Company’s Confidential Information as is necessary for the exercise of any rights sub-licensed to such sub-licensee provided that the disclosing party shall ensure that such sub-licensees accept a continuing obligation of confidentiality and non-use in the same terms as this clause 15 and as otherwise consistent with this agreement before it makes any disclosure of the Company’s Confidential Information.

15.6	Emergent may, and may permit its sub-licensees to, disclose the Licensed Technology and the Company Data:
15.6.1

to any Regulatory Authority or government agency or authority to the extent such disclosure is useful or reasonably necessary to obtain any Regulatory Approval, patents or to achieve the purposes of this agreement; and

15.6.2	to Third Parties as may be necessary or reasonably useful in connection with the Exploitation of any Licensed Product or Combination Product in accordance with this agreement.
15.7

Emergent and other Emergent Companies may disclose Emergent ODP Licensed Technology and Company Manufacturing Technology as reasonably required in the conduct of their businesses outside the Field applicable to Licensed Products; provided that, for such purpose, Emergent shall and shall procure that each other Emergent Company shall treat Emergent ODP Technology and Company Manufacturing Technology as if they were its own Confidential Information.

15.8

Each of Emergent and the Company may disclose the Confidential Information of another Party to existing or potential acquirers or merger candidates, existing or potential pharmaceutical collaborators, investment bankers, existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; provided that the disclosing Party shall ensure that the intended recipient of such Confidential Information accepts a continuing obligation of confidentiality in the same terms as this clause before that Party makes any disclosure of that Confidential Information.

15.9

Notwithstanding any other provisions of this agreement, information or Know-how of a Party shall not be deemed to be Confidential Information with respect to a receiving Party for the purposes of this agreement if the receiving Party can demonstrate such information or Know-how:

15.9.1

was already known to, or otherwise in the lawful possession of, the receiving Party or any of its affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure to, or, with respect to Know-how discovered or developed by the receiving Party, but deemed the Confidential Information of the disclosing Party, at the time of discovery or development by, such receiving Party;

15.9.2

was, at the time of disclosure by the disclosing Party, or, with respect to Know-how discovered or developed by the receiving Party, but deemed the Confidential Information of the disclosing Party, at the time of discovery or development by the receiving Party, or thereafter becomes publicly known or available through no fault or negligence of the receiving Party or any of its affiliates or sub-licensees;

15.9.3

is obtained by the receiving Party from a Third Party in circumstances where the receiving Party has no reason to believe that there has been a breach of an obligation of confidentiality or non-use owed to the disclosing Party relative to such information or Know-how; or

15.9.4

except with respect to Know-how discovered or developed by the receiving Party but deemed the Confidential Information of the disclosing Party, was substantially and independently developed by officers or employees of the receiving Party who had no knowledge and made no use of the disclosing Party’s Confidential Information.

15.10	Clause 15.1 will not prevent disclosure of Confidential Information if and to the extent that:
15.10.1	such disclosure is approved for release in writing by an authorised representative of the original disclosing Party; or
15.10.2	the receiving Party is required to disclose the Confidential Information:
15.10.2.1

by law or regulation or for the purpose of any judicial proceedings (provided that (i) in the case of a disclosure under the Freedom of Information Act 2000, clause 15.11 will apply, and (ii) in any other case and where reasonably practicable, the disclosing Party shall provide the other Parties with reasonable advance notice of and an opportunity to comment on any such required disclosure, seek confidential treatment with respect to any such disclosure to the extent available and requested by another Party and use good faith endeavours to incorporate any comments of the other Parties in any such disclosure or request for confidential treatment); or

15.10.2.2	for the purposes of arbitration or determination by an Expert or an IP Expert, in each case pursuant to clause 22.
15.11	If any Party receives a request under the Freedom of Information Act 2000 to disclose any information that, under this agreement, is Confidential Information, it will notify and consult with the other Parties. The other Parties will use their commercially reasonable efforts to respond within five (5) Business Days after receiving notice if that notice requests it to provide information to assist in determining whether or not an exemption to the Freedom of Information Act 2000 applies to the information requested under that Act.

16	Payments
16.1	Emergent will pay the Signing Fee to the Company within five (5) Business Days of the later of the Effective Date and receipt by Emergent of an invoice for the amount payable.
16.2	Subject as set out in clauses 16.5, 16.6, 16.8, 16.9, 16.11, and 16.12, Emergent will pay to the Company:
16.2.1

on Net Sales in any country in the Territory (other than the public markets in China and India) (i) which would but for the Licence infringe a Valid Claim of any Isis Application or (ii) where the Company or Emergent have allowed an Isis Application to lapse, in breach of clause 13.2 and as a result of such breach there is no Valid Claim of an Isis Application that would be infringed by the sale of a Licensed Product or Combination Product in such country, a royalty equal to the Royalty Rate; and

16.2.2	on Net Sales in all other countries in the Territory (other than the public markets in China and India), a royalty equal to [**].
16.3

Subject to clauses 16.7, 16.8, 16.9, 16.11, and 16.12, if, and for such period as the public markets in China and/or India form part of the Developed World, the Licensee will during the Term pay to the Licensor a royalty equal to [**] percent ([**]%) of Net Sales in such market, if and to the extent that such royalty is recovered through the price for the Licensed Product or Combination Product charged by Emergent (or a sub-licensee appointed by Emergent) in such markets after deduction of cost of goods.

16.4

Each Party will promptly notify the other Party of the date on which it (or, in the case of Emergent, an Emergent Company or any sub-licensee) achieves (or is deemed to have achieved) a Milestone; provided that where such Milestone is achieved by the Company, the Company shall include with such notice evidence reasonably acceptable to Emergent that such Milestone has been achieved. On giving such notice, or upon receipt of such notification (as the case may be), the Company will issue Emergent with an invoice for the Milestone Fee pertaining to such Milestone and Emergent will pay to the Company that Milestone Fee within twenty (20) Business Days of receipt of such invoice.

16.5	All sums due to the Company pursuant to clause 16.2 will be due in respect of the relevant Licensed Product or Combination Product in each country until the later of:
16.5.1	the expiry of the period of ten (10) years from the first commercial sale of a Licensed Product or Combination Product in that country; and
16.5.2	the expiration date of the last to expire Valid Claim of the Isis Application in such country;

(the “Royalty Term”). Upon expiry of the Royalty Term the Licence will convert into (to the extent not already) a fully paid-up, non-exclusive, perpetual licence with the right to sub-license through multiple tiers (without the consent of, or subject to clause 16.3, accounting to, the Company).

16.6

If Emergent pays royalties, directly or indirectly through the Company, to any Enabling Third Parties, then Emergent will be entitled to [**] to the Company under [**] directly or indirectly to such Enabling Third Parties [**] (other than the public markets in China and India), [**] under [**] in a particular Quarter.

16.7

If, and for such period as the public markets in China and/or India form part of the Developed World and Emergent pays royalties to any of the Enabling Third Parties with respect to sales in such markets, then Emergent will, if and to the extent that [**] charged by Emergent (or a sub-licensee appointed by Emergent) in such markets [**], be entitled to [**] to the Company under [**] directly or indirectly to the Enabling Third Parties [**] in China and/or India (as the case may be), [**] under [**] in a particular Quarter. In assessing whether [**], the [**] to Enabling Third Parties will be [**] whether the [**] to the Company are [**].

16.8

If the product on which royalties are payable under this agreement is a Multivalent TB Product or a Combination Product and the Company does not Control all the Intellectual Property Rights in that Multivalent TB Product or the Combination Product then the Net Sales of that Multivalent Product or Combination Product will be adjusted in accordance with schedule 6.

16.9

The Parties anticipate that the execution and performance of [**] will [**]. If this proves to be incorrect, the royalties otherwise due with respect to the relevant country will be adjusted in an equitable manner as agreed between the Parties or, if the Parties fail to agree within six (6) months of receipt of [**], as determined by an Expert to be appointed by Emergent.

16.10	The Signing Fee and the Milestone Fees are non-refundable and will not be considered as an advance payment on royalties payable under clause 16.2 or 16.3.
16.11

Emergent will make all payments in pounds sterling or any currency replacing pounds sterling in its entirety. Any change of currency will be determined on the last business day of each complete Quarter, using the average of the daily buying and selling rates quoted by Barclays Bank plc during that Quarter. Where Emergent has to withhold tax by Applicable Law, Emergent will deduct the tax and pay it to the relevant taxing authority. Emergent will use reasonable endeavours to obtain a certificate of tax deduction from the relevant tax authority as soon as reasonably practicable and will supply the Company with such certificate of tax deduction within ten (10) Business Days of its receipt by Emergent.

16.12

In the event that full payment of any amount due from Emergent to the Company under this agreement less any amount withheld in accordance with clause 16.11 is not made by the date stipulated for such payment, Emergent shall be liable to pay interest on the amount unpaid at the rate of four percent (4%) over the base rate for the time being of Barclays Bank plc, from the date when payment was due until the date of actual payment.

17	Emergent Parent Payment Obligation
17.1	In consideration of the Company entering into this agreement, from and after the Effective Date, in the event that Emergent fails to make any payment under this agreement when due, Emergent Parent shall make such payment on a timely basis, in accordance with the terms hereof.

17.2

If Emergent fails to make any payment under this agreement for more than ten (10) Business Days following the due date for payment of any amount payable to the Company under this agreement, then provided that written notice of such failure has been notified to Emergent Parent, Emergent Parent shall, within twenty (20) Business Days of a written demand from the Company, pay that amount to the Company in the manner set out in the written demand.

18	Royalty Reports and Audit
18.1

Following the grant of the first Marketing Authorisation in the Territory, Emergent will provide the Company with a royalty report within thirty (30) days after the close of each Quarter during the Royalty Term (and if, and for such period as the public markets in China and/or India form part of the Developed World, with respect to royalties, if any, due pursuant to clause 16.3, throughout the Term) in which the Licensed Product or Combination Product is Marketed by an Emergent Company. Each Royalty Report will for the Territory:

18.1.1	set out the Net Sales of any Licensed Product and Combination Product by product and country;
18.1.2	set out all sales by Emergent Companies on which royalties are payable pursuant to clause 16.2 or 16.3;
18.1.3	set out any royalties paid to Enabling Third Parties pursuant to clause 16.6 or 16.7; and
18.1.4	provide a calculation of the royalties due.

On receipt of the Royalty Report, the Company shall issue an invoice for the royalties due. Emergent must pay the Company all sums due in respect of each Quarter within thirty (30) days of receipt of the relevant invoice.

18.2

Emergent Companies must keep complete and accurate records of all commercial uses made of the Licensed Technology in the Territory during the Royalty Term (and during the Term with respect to public markets in China and/or India if and for such period as such markets form part of the Developed World) including accounts of all Licensed Product and Combination Product used and Marketed by an Emergent Company in each Licence Year by product and country for at least six (6) years after the end of the relevant Licence Year. The Company may, through an independent certified accountant, audit all such records (including accounts) during normal business hours on at least thirty (30) days’ written notice no more than once in any Licence Year for the purpose of determining whether sums are due to the Company under this agreement and the accuracy of the Royalty Reports and payments. Emergent Companies will:

18.2.1	co-operate with the Company and the independent accountant; and
18.2.2	promptly provide them with all information and records which they may reasonably request for the purposes of this clause 18.2 during normal business hours;

provided that all books and financial records made available to such accountant shall be deemed to be Confidential Information and the accountant shall disclose whether or not the Royalty Reports are accurate and the specific details regarding any inaccuracies but no other information.

18.3

If the actual figure determined by the accountant is one hundred and five percent (105%) or more of that disclosed by Emergent’s Royalty Reports for the same period then Emergent will bear the accountant’s costs. In all other cases the Company will bear the accountant’s costs.

19	Duration and Termination
19.1

This agreement will take effect on the Effective Date, as stated on the first page of this agreement and, unless terminated earlier as provided herein, shall continue in effect until the expiry of the period of twenty (20) years from the grant of the first Marketing Authorisation for a Licensed Product or until the expiration date of the last to expire Valid Claim of the Isis Application, whichever is later. Notwithstanding expiration of the Royalty Term, Emergent shall continue to have access to and be entitled to use the Master Seed Stock and the Company Seed Stock and any master seed stock arising or manufactured by or on behalf of Emergent after expiry of the Royalty Term shall belong to Emergent.

19.2

Either Party may terminate this agreement, in its entirety, immediately on written notice, if the other Party has a petition presented for its winding-up, or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has an administrator, receiver or administrative receiver appointed of all or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts.

19.3	Emergent may terminate this agreement:
19.3.1

on not less than thirty (30) days’ written notice (i) if the approvals of the relevant Regulatory Authorities and Ethics Committees required to commence the Infant Phase IIb Study have not been obtained by 1 December 2009; or (ii) if, for any reason, no Study Subject in such trial has been dosed by 31 May 2010;

19.3.2

for any or no reason on no less than twelve (12) months’ written notice served after the expiration of the Phase IIb Period; provided that in the event that any clinical trial sponsored by an Emergent Company and being conducted as part of the Overall Development Plan is ongoing at the Termination Date, Emergent shall, unless otherwise agreed with the Company and subject to Applicable Law, complete such ongoing clinical trial; and further provided that, notwithstanding anything to the contrary in this agreement or the SSA, Emergent shall not be obliged to commence any clinical trials after the date on which such notice was served;

19.3.3

on not less than ninety (90) days’ notice if a clinical trial for the Infant Indication within the Overall Development Plan does not meet its Trial Success Criteria; provided that to be effective such notice must be given within the period of ninety (90) days commencing on the date on which Emergent receives the final results of such clinical trial;

19.3.4	on not less than sixty (60) days’ notice if a clinical trial of the Licensed Product, within or outside the Overall Development Plan, is suspended or terminated for safety reasons; provided that to be effective such notice must be given within the period of ninety (90) days commencing on the date on which Emergent receives notice of such suspension or termination;

19.3.5

subject to clause 19.5, on written notice, if the Company commits a material breach of this agreement, and the breach is not remedied (where remediable) within ninety (90) days of the notice given by Emergent in writing calling on the Company to effect such remedy or, if the relevant default cannot be cured within ninety (90) days, such longer period as may reasonably be required for the Company, acting diligently, to cure such breach; provided that the Company shall not be considered to be in breach of this agreement if any failure to satisfy an obligation in this agreement is a result of any act or omission of Emergent;

19.3.6

for any or no reason on thirty (30) days’ written notice, provided that to be effective such notice must be given within the period of six (6) months commencing on the date on which Emergent receives the final report of the Infant Phase IIb Study, the Bridging Study and the De-escalation Study, whichever is the later; provided that notwithstanding such termination Emergent shall, if the Trial Success Criteria for the Infant Phase IIb Study have been achieved, pay to the Company the Milestone Fee payable on the Successful Completion Date of the Infant Phase IIb Study, but shall be under no further obligations to the Company other than those in clauses 19.7 and 19.8, and those which are expressed to survive termination of this agreement pursuant to clauses 19.10 and 19.11. For the avoidance of doubt, (i) if the Trial Success Criteria for the Infant Phase IIb Study are not achieved and (ii) Emergent terminates this agreement pursuant to this clause 19.3.6, Emergent shall not be required to pay the Milestone due on Successful Completion Date of the Infant Phase IIb Study even if the Company or any Thirty Party commences a Phase III Clinical Trial for a Licensed Product; or

19.3.7	on no less than thirty (30) days’ written notice if the Company terminates the Isis Licence Agreement for a material breach of that agreement by Isis.
19.4	The Company may terminate this agreement:
19.4.1

subject to clauses 2.12, 6.4 and 19.5, on written notice, if Emergent commits a material breach of this agreement, and the breach is not remedied (where remediable) within the period allowed by notice given by the Company in writing calling on Emergent to effect such remedy such period being not less than ninety (90) or, if the relevant default cannot be cured within ninety (90) days, such longer period as may reasonably be required for Emergent, acting diligently, to cure such breach; provided however that without limitation, Emergent’s breach of any obligation in clauses 7.1.1, 10.1 and 10.8 will be a material breach; or

19.4.2

without prejudice to clause 19.4.1, if Emergent applies for a declaration of invalidity or files oppositions or applications for revocation or re-examination, with respect to any Isis Application or conducts any measure equivalent to any of the foregoing actions in any jurisdiction; provided however that nothing in this agreement shall prevent Emergent or any of its sub-licensees from raising any defence available to it or required to be raised in any action for infringement of the Isis Applications brought by the Company or any of its sub-licensees and the Company shall not be entitled to terminate this agreement pursuant to this clause 19.4.2 in such circumstances.

19.5

If the Parties disagree whether there has been a breach giving rise to the right to terminate under clauses 19.3.5 (Company’s breach) or 19.4.1 (Emergent’s breach) or if, on the expiry of any remedy period provided for in the relevant clause, the Parties disagree whether the breach has been remedied, they will initiate the dispute resolution procedure in clause 22.17 and this agreement will continue in full force and effect pending resolution of the dispute. On a decision pursuant to 22.17 that there has been a breach, the Party in breach will remedy such breach and on a decision that a breach has not been remedied, the Party in breach will be given the opportunity to remedy such breach (unless there has been a prior decision finding that the breaching Party has failed to remedy the same breach), in each case within the cure period provided for in 19.3.5 or 19.4.1 (as appropriate); provided that such remedy period shall commence on the date of such decision.

19.6

On termination of this agreement by Emergent pursuant to clause 19.2 (Company’s insolvency) or clause 19.3.5 (Company’s breach) Isis and Emergent shall, unless the Isis Licence Agreement has been terminated for breach by, or the insolvency of, Isis such that the Company’s licence under such agreement converts into a fully paid up, perpetual licence, negotiate in good faith a licence agreement pursuant to which Isis grants Emergent rights, subject to obligations, in each case substantially similar to those granted to, and accepted by, Emergent pursuant to this agreement, failing which, or if the Isis License Agreement has been so terminated:

19.6.1

the Licence shall convert into a fully paid up, exclusive (save as set out in clause 2.3) perpetual licence with the right to grant sub-licences through multiple tiers provided that the license granted pursuant to clause 2.3 shall continue as set out in clause 2.7;

19.6.2

notwithstanding such termination, Emergent shall continue to have access to and be entitled to use the Master Seed Stock and the Company Seed Stock for the purpose of exercising its rights pursuant to clause 19.6.1, the Company shall, at the Company’s cost, deliver to Emergent, or its nominee, such Master Seed Stock or Company Seed Stock within thirty (30) days of the Termination Date and any master seed stock arising or manufactured by or on behalf of Emergent after such termination shall belong to Emergent;

19.6.3

the Company will, at the Company’s cost, (i) provide Emergent with such assistance as is reasonably necessary to effectuate a smooth and orderly transition to Emergent (or as it may direct), of any Development activities then being conducted by or on behalf of the Company pursuant to the Overall Development Plan; and (ii) use its Efforts to transfer to Emergent (or its nominee) any Regulatory Approvals, applications and regulatory documentation relating to activities conducted for any Licensed Product or a Company Combination Product which the Company Controls at the Termination Date;

19.6.4

provided that the Developing World Distributor is not in breach of any agreement it may have with the Company, the Emergent Licence shall continue solely to the extent necessary to enable any Developing World Distributor to Develop and Market Licensed Products and, if at that time the Developing World Distributor has been granted rights with respect to the same, Company Combination Products, in each case in the Field outside the Territory unless, at Emergent’s option, Emergent enters into a direct licence with such Developing World Distributor;

19.6.5

the Emergent Licence shall continue solely to the extent necessary to enable the University, University Personnel and University Collaborators to continue to use Emergent Data disclosed to such persons prior to the Termination Date for Non-Commercial Use;

19.6.6

subject as set out in clauses 19.6.4 and 19.6.5, all licences and rights granted to the Company with respect to Emergent Manufacturing Technology and Emergent Data or otherwise in connection with the Exploitation of Licensed Products or Combination Products shall terminate on the Termination Date;

19.6.7

the Company will provide Emergent with copies of all agreements and arrangements to which it is a party (but Emergent is not) which relate solely to the Development of one or more Licensed Products or Combination Products, within thirty (30) days of the Termination Date;

19.6.8

provided that the termination of this agreement was not caused directly or indirectly by the other party to the Contract and that the other party is not then in breach of such Contract, use its Efforts to deal with each Contract, at Emergent’s reasonable request, in one of the following ways: (i) assign the benefit (subject to the assumption of the burden) of the Contract to Emergent or its nominee and, where consent of a Third Party is required, seek to obtain such consent; (ii) novate the Contract to Emergent or its nominee; or (iii) terminate the Contract in accordance with its terms at the Company’s cost;

19.6.9

if any agreements or arrangements relating to a Licensed Product or a Combination Product also relate to other products, use its reasonable endeavours to provide Emergent with a copy of such agreement redacted to remove the confidential information of any Third Party;

19.6.10

if Emergent notifies the Company that the assignment or novation of a Contract to Emergent in accordance with clause 19.6.8 is required to enable Emergent to continue the Exploitation of a Licensed Product or a Combination Product, use its Efforts, until such assignment or novation takes effect or, if the Company is unable to assign or novate such Contract, for a maximum period of six (6) months, to perform its obligations under such Contract, and Emergent shall reimburse the Company for all costs incurred in performing the Contract in accordance with Emergent’s instructions after the Termination Date, provided that, if it is permissible under such Contract, Emergent shall perform such obligations on behalf of the Company (but at Emergent’s expense); and

19.6.11	without prejudice to clauses 19.10 and 19.11, clauses 2.9 (other than clause 2.9.1), 3.7, 6, 9.2, 13.4, 13.7, 14.5, 19.6 and 21.1 will survive such termination indefinitely.
19.7	On termination of this agreement, other than by Emergent pursuant to clause 19.2 (Company’s insolvency) or clause 19.3.5 (Company’s breach) (in which event clause 19.6 shall apply), Emergent will:
19.7.1

subject to clauses 19.7.2 and 19.12, on the Termination Date cease to use the Licensed Technology for any purpose and cease to Exploit any Licensed Product or any Combination Product anywhere in the Territory;

19.7.2	have the right to exhaust supplies of Licensed Products and any Combination Products then in inventory;
19.7.3

use its Efforts to promptly transfer to the Company (or its nominee), at Emergent’s cost, the OMP Designation and any Regulatory Approvals relating solely to a Licensed Product or a Company Combination Product;

19.7.4	to the extent held by or on behalf of Emergent on the Termination Date ship to the Company (or its nominee) the Company’s Seed Stock within thirty (30) days of the Company requesting such materials;
19.7.5

grant the Company a perpetual, non-exclusive licence under the Emergent Manufacturing Technology, to the extent necessary to enable the Company to continue Exploitation of the Licensed Product or Company Combination Product in the Field in the form and as conducted by the Company immediately prior to the Termination Date;

19.7.6

grant the Company a non-exclusive licence in the Territory to access, reference and otherwise use the Emergent Data and the Emergent Regulatory Documents, in each case to the extent necessary to enable the Company to continue Exploitation of the Licensed Product or Company Combination Product in the Field in the form and as conducted by Emergent immediately prior to the Termination Date;

19.7.7

grant the Company a non-exclusive licence to access and use the Emergent Seed Stock and Emergent shall deliver to the Company, or its nominee, such Emergent Seed Stock within thirty (30) days of the Termination Date;

19.7.8

provide the Company with copies of all sub-licences, contract manufacturing agreements and other agreements and arrangements to which it is a party (but the Company is not) which relate solely to the Exploitation of one or more Licensed Product or a Company Combination Product, within thirty (30) days of the Termination Date;

19.7.9

provided that the termination of this agreement was not caused directly or indirectly by the sub-licensee or other party to the Contract and that sub-licensee or other party is not then in breach of such Contract, use its Efforts to deal with each Contract, at the Company’s reasonable request, in one of the following ways: (i) assign the benefit (subject to the assumption of the burden) of the Contract to the Company or its nominee and, where consent of a Third Party is required, seek to obtain such consent; (ii) novate the Contract to the Company or its nominee; or (iii) terminate the Contract in accordance with its terms at Emergent’s cost;

19.7.10

if any sub-licences, contract manufacturing agreements or other agreements or arrangements relating to a Licensed Product or a Company Combination Product also relate to other products, use its reasonable endeavours to provide the Company with a copy of such agreement redacted to remove the confidential information of any Third Party;

19.7.11

if the Company notifies Emergent that the assignment or novation of a Contract to the Company in accordance with clause 19.7.9 is required to enable the Company to continue the Exploitation of a Licensed Product or a Company Combination Product, use its Efforts, until such assignment or novation takes effect or, if Emergent is unable to assign or novate such Contract, for a maximum period of six (6) months or, in relation to the supply of the Licensed Product or a Company Combination Product two (2) years, to perform its obligations under such Contract, and the Company shall reimburse Emergent for all costs incurred in performing the Contract in accordance with the Company’s instructions after the Termination Date, provided that, if it is permissible under such Contract, the Company shall perform such obligations on behalf of Emergent (but at the Company’s expense), and further provided that in no event shall Emergent be under any obligation to develop or acquire any manufacturing methods or other technologies in addition to what has been developed at the Termination Date;

19.7.12

prior to or within thirty (30) days of the Termination Date provide the Company with one copy of each piece of marketing literature for the Licensed Product or a Company Combination Product (if any) and destroy all other copies of such marketing literature after the sale of inventory in accordance with clause 19.7.2;

19.7.13

use its Efforts to promptly transfer to the Company (or its nominee), at Emergent’s cost, all Regulatory Approvals and applications for Regulatory Approvals for any Licensed Product or a Company Combination Product which Emergent Controls at the Termination Date; and

19.7.14	without prejudice to clauses 19.10 and 19.11, clauses 19.7 and 21.2 will survive such termination indefinitely;

provided that, if this agreement is terminated by Emergent pursuant to clause 19.3.4 because of the suspension or termination of a clinical trial (whether inside or outside the Overall Development Plan) as a direct result of adverse safety data arising from a Phase I Clinical Trial conducted by the University outside the Overall Development Plan, all actions described in clause 19.7 shall be undertaken at the Company’s cost and the licences granted pursuant to clauses 19.7.5, 19.7.6 and 19.7.7 shall be subject to payment of such reasonable royalties as may be agreed by the Parties (or, in the absence of agreement within three (3) months of the Termination Date, as determined by an Expert. All licences in this clause 19.7 shall otherwise be free of charge, provided that, if and to the extent that the Company requires access to any Intellectual Property Rights Controlled by a Third Party, the Company shall be responsible for all royalty and other payments due to such Third Party and shall reimburse Emergent for any amounts due to such Third Party in connection with the

Exploitation of Licensed Products and Company Combination Products. Without prejudice to the provisions of this clause 19.7 each of the Parties shall co-operate fully with the other to ensure a smooth and uninterrupted transition of any Development activities relating to any Licensed Product or Combination Product and the supply of any Licensed Product or a Company Combination Product following the Termination Date.

19.8

On expiration or termination of this agreement for any reason, each Party shall promptly return or, at the other Party’s request or, with its consent (such consent not to be unreasonably withheld, conditioned or delayed), destroy, all Confidential Information of the other Party that is not subject to a licence grant hereunder that survives such expiration or termination; provided that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations under this agreement.

19.9

For the avoidance of doubt any rights granted by Emergent with respect to the Exploitation of Licensed Products or Combination Products by the Company following the Termination Date are subject to clause 3.8.

19.10

Clauses 2.2 (with respect to Emergent ODP Technology and Company Manufacturing Technology conceived, discovered, developed or otherwise made prior to the Termination Date or date of expiration), 2.4 (with respect to Correlates established prior to the Termination Date or date of expiration), 3.5.1 (to the extent necessary to enable the University, University Personnel and University Collaborators to continue to use Emergent Data disclosed to such persons prior to the Termination Date or date of expiration, for Non-Commercial Use), 4.4, 4.5, 7.4 (with respect to Samples provided to the Company prior to the Termination Date or date of expiration), 9.2, 14.4, 19.9, 21.1 to 21.7, 22.2 and 22.14 to 22.20 and any other provisions expressed to survive termination or expiration of this agreement, will survive the termination or expiration of this agreement, for whatever reason, indefinitely.

19.11	Clauses 15 and 19.8 will survive the termination or expiration of this agreement, for whatever reason, for a period of six (6) years.
19.12	Notwithstanding any other provisions of this agreement, the licences granted to Emergent pursuant to clauses 2.2 and 12 shall survive expiration of this agreement or its termination for any reason.
19.13

If the Company terminates this agreement pursuant to clause 19.2 (Emergent’s insolvency) or clause 19.4.1 (Emergent’s breach) and at such time Emergent has Control of any Trademark used in connection with the Exploitation of Licensed Products or Company Combination Products in the Territory at the Termination Date (other than any corporate name or logo), Emergent will assign such Trademark to the Company.

20	Warranties
20.1	Each Party hereby warrants to the other Party that:
20.1.1	it is duly organised and validly existing under the laws of England and Wales;
20.1.2	the execution and performance by it of its obligations under this agreement will not:

20.1.2.1	result in a breach of any provision of its Memorandum of Association or Articles of Association; or
20.1.2.2

result in a breach of or constitute a default under any agreement, instrument or arrangement to which it is a party, or any order, judgement or decree of any court or governmental agency to which it is bound; and

20.1.3	it has taken all corporate action necessary for the authorisation, execution and delivery of this agreement.
20.2	The Company hereby warrants to Emergent that as at the Effective Date to the best of its knowledge and belief (which knowledge and belief shall be the knowledge and belief of the Inventors, [**]):
20.2.1	Isis is the applicant for the Isis Applications;
20.2.2

the Inventors have executed such assignments as have been required by the relevant patent offices to pass all of their right, title and interest in and to the Isis Applications in each country where the Isis Applications are active, to the Company;

20.2.3

each existing application and all prior applications to which a priority claim is made under the Patent Applications have been properly filed and all applicable fees with respect to any such application have been paid on or before the due date for payment;

20.2.4	the Inventors were employed by the University at the time of their inventive contribution to the invention claimed in the Isis Applications and throughout its reduction to practice;
20.2.5

to the extent that any work giving rise to the Licensed Technology was funded by a Third Party, the terms of such funding provided for any arising Intellectual Property Rights to vest in the University;

20.2.6	the University has assigned all of its right, title and interest in and to the Isis Applications to Isis;
20.2.7

neither it nor Isis nor the University, has received any notice that a person other than an Inventor has asserted or is asserting any claim to be an inventor of the invention claimed in the Isis Applications;

20.2.8

neither it nor Isis nor the University has granted any ongoing right in or to the Isis Applications, the Master Seed Stock, the Company Manufacturing Technology or the Existing Data to a Third Party other than (i) in respect of the data detailed in schedule 4, part B, and (ii) rights to use MVA85A for non-commercial academic purposes granted to the institutions listed in schedule 10 under material transfer agreements; nor has it or the University entered into any covenant not to sue with respect to the Licensed Technology;

20.2.9	neither it nor Isis nor the University has received any report, pursuant to a material transfer agreement referred to in clause 20.2.8, of an Improvement with respect to MVA85A;

20.2.10

save for the opposition filed in Ecuador by the Association of Pharmaceutical Laboratories of Ecuador, neither Isis nor the University has received any notice (i) that the Licensed Technology existing as of the Effective Date is invalid or unenforceable, in whole or in part; or (ii) alleging that the Isis Applications are invalid or unenforceable;

20.2.11	there is no actual infringement or threatened infringement or misappropriation of the Licensed Technology by any Third Party;
20.2.12	the University was the sponsor of all clinical trials from which the Existing Data have been obtained;
20.2.13	the only MVA858A used in any clinical trial involving a Licensed Product sponsored by the University was from lots 010402 and 010507 manufactured by IDT;
20.2.14	Isis has disclosed all adverse information with respect to the safety and efficacy of MVA85A; and
20.2.15

Isis has disclosed, with respect to all clinical trials of which the University is the Sponsor involving a Licensed Product, (i) all material communications with Regulatory Authorities; (ii) any ethics committee refusal to grant approval for the clinical trial or refusal to approve an amendment to the protocol for the clinical trial; (iii) any suspension of the clinical trial, whether initiated by the sponsor, an ethics committee, a Regulatory Authority or an investigator; (iv) any action or recommendation of a data safety monitoring board to suspend the clinical trial; and (v) all findings of any audit of the clinical trial for compliance with cGCP; in each case which the Company or the University received or became aware of after 1 September 2007.

20.3

The Company hereby warrants to Emergent that neither the Company nor Isis nor the University, nor any officer, employee, or to the knowledge of the Company, Isis or the University, contractor or agent of the Company, Isis or the University, in each case involved with the generation of the Existing Data, has been debarred or is subject to debarment under Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended.

20.4

Neither Party shall be liable to the other for damages for a breach of a warranty in this clause 20. The only remedy which the Parties may exercise for a breach of a warranty in this clause 20 is, in circumstances where such breach is material, to terminate this agreement pursuant to clause 19.3.5, in the case of Emergent, and clause 19.4.1, in the case of the Company.

20.5	Except as expressly provided in this agreement, and to the fullest extent permissible by law, the Company does not make any warranties of any kind including warranties with respect to:
20.5.1	the quality of the Licensed Technology;
20.5.2	the suitability of the Licensed Technology for any particular use;
20.5.3	whether use of the Licensed Technology will infringe third-party rights; or
20.5.4	whether the Isis Application will be granted or the validity of any patents that issue in response to the Isis Application.

21	Liability and Indemnities
21.1

Subject to clause 21.5, Emergent agrees to indemnify the Company and hold the Company harmless from and against any and all claims, damages and liabilities asserted by Third Parties (including claims for negligence) (“Third Party Claims”) which arise directly or indirectly from the use of the Licensed Technology or the Marketing of any Licensed Product or Combination Product by Emergent or its permitted sub-licensees and/or sub-contractors (other than the Company, the University or any University Personnel) unless if and to the extent such claim is a result of the supply of defective Licensed Product or Combination Product by or on behalf of the Company; except for Third Party Claims (i) relating to or arising in connection with Intellectual Property Rights, including any allegation that Exploitation of the Licensed Technology, Data or Emergent Manufacturing Technology infringes the rights of any Third Party; or (ii) if and to the extent the Company has an obligation to indemnify Emergent and its permitted sub-licensees pursuant to clause 21.2.

21.2

Subject to clause 21.6, the Company agrees to indemnify Emergent and its permitted sub-licensees harmless from and against any and all Third Party Claims which arise directly or indirectly from the use of the Licensed Technology or the Marketing of any Licensed Product or Combination Product by the Company, the University, University Personnel or University Collaborators or their respective sub-licensees and/or sub-contractors (other than by Emergent and its permitted sub-licensees and/or subcontractors) unless if and to the extent such claim is a result of the supply of defective Licensed Product or Combination Product by or on behalf of Emergent except for Third Party Claims (a) relating to or arising in connection with Intellectual Property Rights, including any allegation that Exploitation of the Licensed Technology or Data by Emergent or its permitted sub-licensees and/or sub-contractors infringes the rights of any Third Party; or (b) if and to the extent Emergent has an obligation to indemnify the Company pursuant to clause 21.1.

21.3

Each of the Parties will, and Emergent shall procure that its permitted sub-licensees will, use reasonable endeavours to avoid, dispute, resist, appeal, compromise or defend any Third Party Claim brought against it and to minimise its losses, claims, liabilities, costs, charges and expenses. The indemnified party shall give the indemnifying Party prompt written notice of any Third Party Claim for which it requires indemnification under this clause 21 together with copies of all relevant papers and official documents. The Parties shall confer on how to respond to the Third Party Claim and how to handle the Third Party Claim in an efficient manner. In the event that a party is seeking indemnification under this clause 21 it shall permit the indemnifying Party (at the indemnifying Party’s option) to assume direction and control of the defence of the Third Party Claim (including the right to settle the claim solely for monetary consideration), and shall co-operate as requested (at the expense of the indemnifying Party) in the defence of the Third Party Claim. The indemnified party will not (except as required by Applicable Law) take any material action (including any admission, compromise, settlement or discharge of any claim) in respect of any Third Party Claim without the consent of the indemnifying Party (which will not be unreasonably withheld, conditioned or delayed).

21.4

The liability of either Party for any breach of this agreement, or arising in any other way out of the subject-matter of this agreement, will not extend to incidental or consequential damages or to any indirect loss of profits.

21.5

The Company’s sole remedy for breach of any provision of this agreement by Emergent shall be either specific performance or to terminate the agreement where the breach gives rise to a termination right under clause 19.4.1. The Company may recover under the indemnity set out in clause 21.1 up to a maximum of seven million five hundred thousand pounds (£7,500,000) per claim or series of related claims.

21.6

Emergent’s sole remedy for breach of any provision of this agreement by the Company shall be either specific performance or to terminate the agreement where the breach gives rise to a termination right under clause 19.3.5. Emergent may recover under the indemnity set out in clause 21.2 up to a maximum of seven million five hundred thousand pounds (£7,500,000) per claim or series of related claims.

21.7	Nothing in this clause 21 will limit either Party’s liability for fraud or intentional misconduct, or death or personal injury arising as a result of that Party’s negligence.
21.8	The Company will (itself or through an Emergent Company) obtain and continuously maintain the following insurance with an insurance company of a credit rating of A or better or self-insure:
21.8.1

during the period covered by the Overall Development Plan, clinical trials insurance of at least seven million five hundred thousand pounds (£7,500,000) per claim including non-negligence cover in accordance with the conditions of the Associated British Pharmaceutical Industry agreed wording;

21.8.2	from the date of first Marketing Authorisation, product liability insurance of at least seven million five hundred thousand pounds (£7,500,000) per occurrence; and
21.8.3

during the Term and for at least two (2) years afterwards, general commercial liability insurance (public liability for bodily injury and property damage), including contractual liability, of at least seven million five hundred thousand pounds (£7,500,000) per occurrence.

21.9	Emergent will (itself or through an Emergent Company) obtain and continuously maintain the following insurances with an insurance company of a credit rating of A or better:
21.9.1

during the period covered by the Overall Development Plan, clinical trials insurance of at least seven million five hundred thousand pounds (£7,500,000) per claim including non-negligence cover in accordance with the conditions of the Associated British Pharmaceutical Industry agreed wording;

21.9.2	from the date of first Marketing Authorisation, product liability insurance of at least seven million five hundred thousand pounds (£7,500,000) per occurrence; and
21.9.3

during the Term and for at least the duration of any applicable statutory period of limitation afterwards, general commercial liability insurance (public liability for bodily injury and property damage), including contractual liability, of at least seven million five hundred thousand pounds (£7,500,000) per occurrence.

21.10	Each Party will:

21.10.1

provide the other with a copy of each such insurance policy and certificate and annually on renewal; provided that each Party may redact from each such policy and certificate any information that is not relevant to the insurance requirements under this agreement;

21.10.2

notify the other of any claims made under these policies relating to Licensed Products or Combination Products or the subject matter of this agreement during the Term and for at least the duration of any applicable statutory period of limitation afterwards; and

21.10.3	comply with the terms of these insurance policies during the Term and for at least the duration of any applicable statutory period of limitation afterwards.
22	General
22.1

Further Assurance – Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

22.2	Advertising – Emergent must not use the name of the Company, the University or the Inventor in any advertising, promotional or sales literature, without the Company’s prior written approval.
22.3

Packaging – Emergent will ensure that any Licensed Product and Combination Product and the packaging associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which such products are sold or supplied and in which they are covered by the claims of any patent or patent application, to the intent that the Company shall not suffer any loss or any loss of damages in an infringement action.

22.4

Taxes – Where Emergent has to make a payment to the Company under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties, Emergent will be responsible for paying those taxes and duties against issue by the Company of a valid invoice in the prescribed form. All invoices shall be in a form reasonably acceptable to Emergent.

22.5

Notices – All notices, requests, demands and other communications required or permitted to be given pursuant to this agreement shall be in writing and should be sent, by courier, post or facsimile (but not e-mail) unless agreed otherwise in writing, provided the Parties may communicate by e-mail, and reference to “writing” will be deemed to include communications by e-mail (i) in connection with the day to day operation of this agreement (including the submission of Marketing Plans, Royalty Reports and revisions to the overall Development Plan), (ii) for the transmission of technical data and (iii) as otherwise agreed by the Parties. Any such communication will be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a Business Day (so long as promptly confirmed by post), and (b) on the second Business Day after despatch, if sent by courier or post. All notices to be sent to the Company should be sent until further notice to the Company’s Contact and Address. All notices to be sent to Emergent under this agreement should be sent, until further notice, to Emergent’s Contact and Address, with a copy to Emergent Parent’s Contact and Address. All notices to be sent to Emergent Parent under this agreement should be sent, until further notice, to Emergent Parent’s Contact and

Address. No notice of default or termination shall be deemed effective unless delivered by two (2) of the aforementioned delivery routes.

22.6

Force Majeure – If performance by either Party of any of its obligations under this agreement (not including an obligation to make payment) is prevented by circumstances beyond its reasonable control, that Party will be excused from performance of that obligation for the duration of the relevant event.

22.7

Assignment – No Party may assign any of its rights or obligations under this agreement in whole or in part, without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided that this clause shall not prevent Emergent granting sub-licences under the Licensed Technology as permitted by this agreement or appointing any sub-contractors to perform any of its obligations under this agreement, provided further that the appointment of a sub-contractor shall not relieve Emergent in any way whatsoever from its obligations under this agreement, and Emergent shall remain liable for the acts or omissions of any sub-contractor.

22.8

Severability – If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired. The Parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

22.9	No Partnership etc – Nothing in this agreement creates, implies or evidences any partnership or joint venture between the Company and Emergent or the relationship between them of principal and agent.
22.10

Entire Agreement – This agreement (including the recitals and schedules), the SSA and all the agreements entered into pursuant to the SSA constitute the entire agreement between the Parties relating to their subject matter, and supersede all prior written or oral agreements, representations or understandings between the Parties relating to that subject matter, except to the extent repeated in these agreements. Each Party confirms that, in agreeing to enter into this agreement, it has not relied on any representation, warranty, collateral contract or other assurance except those set out in these agreements. To the extent any previous representation, warranty, collateral contract or assurance was made to a Party (and is not repeated in this or any other agreement to which either Party is a party), such Party unconditionally and irrevocably waives all rights and remedies with respect thereto. Nothing in this agreement will operate to limit or exclude a Party’s liability for fraud.

22.11

Variation – Any variation of this agreement must be in writing and signed by authorised signatories for both parties. For the avoidance of doubt, the Parties may rescind or vary this agreement without the consent of any party that has the benefit of clause 22.12.

22.12

Rights of Third Parties – The Parties intend that, by virtue of the Contracts (Rights of Third Parties) Act 1999, the University and each of Emergent’s sub-licensees will be able to enforce the terms of, respectively clause 21.1 and clause 21.2 for their benefit as if they were party to this agreement.

22.13

Isis – Isis is a party to this agreement solely for the purposes of accepting its obligations under, and being able to enforce, for its benefit, the terms of, clauses 2.3, 13 and 19.6, subject to the limitations of liability in clause 21.

22.14

Expert Opinion – Any matter which may arise out of or in connection with this agreement and which is to be determined by an expert will be referred to a person suitably qualified to determine that matter who will be nominated by the Party seeking the Expert Opinion or resolution by an expert and approved by the other Party, such approval not to be unreasonably withheld, conditioned or delayed. The Expert will act as an expert and not as an arbitrator and his terms of appointment will include:

22.14.1	a requirement on the Expert to act fairly;
22.14.2

unless otherwise agreed by the Parties, a requirement on the Expert to hold adequate professional indemnity insurance both then and for at least the period of statutory limitation following the date of his determination;

22.14.3	confidentiality obligations reasonably acceptable to the Parties; and
22.14.4	a commitment by the Parties to supply to the expert all such assistance, documents and information as he may reasonably require for the purpose of his determination.

The decision of the Expert shall be final and conclusive, absent manifest error.

22.15	Expedited Arbitration – With respect to any matter which may arise out of or in connection with this agreement and which is to be determined by an Expert in accordance with this clause 22.15:
22.15.1	The Expert shall be appointed in accordance with clause 22.14.
22.15.2

Within fifteen (15) days after the designation of the Expert, the Parties shall each simultaneously submit to the Expert and one another a written statement (not to exceed fifteen thousand (15,000) words) of their respective positions on such disagreement. Each Party shall have five (5) days from receipt of the other Party’s submission to submit a written response (not to exceed ten thousand (10,000) words) thereto, which shall include any scientific and technical information in support thereof. The Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination.

22.15.3

No later than thirty (30) days after the designation of the Expert, the Expert shall make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most fair and reasonable to the Parties in light of the totality of the circumstances and shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. The decision of the Expert shall be final and conclusive, absent manifest error.

22.16	Governing Law – This agreement is governed by and shall be construed in accordance with English Law.
22.17	Dispute Resolution – Subject to clause 22.18 and 22.19 any dispute which may arise out of or in connection with this agreement will be:

22.17.1

first referred by either Party to the President of the Company and the President of Emergent (or in each case, if there is no President at the relevant time, the equivalent senior officer) who will use their commercially reasonable efforts to negotiate with each other in good faith to reach a just and equitable settlement satisfactory to both Parties;

22.17.2

if, and to the extent that, they are unable to resolve the dispute within one (1) month of such referral, either Party may refer the dispute to arbitration in accordance with the London Court of International Arbitration Rules, such arbitration to be by three (3) arbitrators and held in the English language in London. The decision of the arbitrators will be final and binding on the parties in the absence of fraud or manifest error.

22.18	Injunctive relief – Either Party may seek injunctive relief in any court of competent jurisdiction at any time in relation to any dispute which may arise out of or in connection with this agreement.
22.19

Disputes relating to Intellectual Property – Matters relating to the initial ownership, validity, enforceability or infringement of Intellectual Property Rights in any country shall be determined in accordance with the intellectual property laws of that country and, subject as set out in this clause, shall be subject to the exclusive jurisdiction of the courts in that country and the parties hereby consent to the jurisdiction of such courts. If the Parties are unable to resolve a dispute relating to the ownership (including any dispute which relates to the allocation of ownership of Intellectual Property Rights as between the Parties as provided for in this agreement), validity, enforceability or infringement of Intellectual Property Rights, the Parties shall upon written request by either Party to the other, appoint a mutually acceptable disinterested, conflict-free individual not affiliated with either Party, with relevant experience necessary to mediate the resolution of such dispute (the “IP Expert”). The IP Expert shall enter into a confidentiality obligation reasonably acceptable to each of the Parties. The fees and costs of the IP Expert shall be shared equally by the parties. No Party may commence any court proceedings in relation to any such dispute arising out of this agreement (or, with respect to the allocation of ownership of Intellectual Property Rights as between the Parties as provided for in this agreement, an arbitration in accordance with clause 22.17.2) until it has attempted to settle the dispute by expert determination and either the expert determination has terminated or the other Party has failed to participate in the expert determination unless such delay would prejudice the right to issue proceedings. With respect to any court proceeding, the Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) with respect to such disputes in the courts in the jurisdiction of the relevant Intellectual Property Rights and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in clause 22.5, or any other lawful means, shall be effective service of process for any action, suit or proceeding brought against it in any such court with respect to any such dispute.

22.20

Export Control Regulations – The rights and obligations of the Parties under this agreement shall be subject in all respects to United States laws and regulations, as shall from time to time govern (i) the licence and delivery of technology and products between the United States and other countries in the Territory, or (ii) the disclosure in the United States to a foreign national, unless such individual has been granted U.S. citizenship, permanent residence, or asylee status (a “deemed export,” as that term is defined in 15 C.F.R. § 734.2(b)(2)(ii)), including in each case ((i) and (ii)) the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, Office of Export Licensing. Each Party agrees that, unless prior authorisation is obtained from the Office of Export Licensing, it shall not export, re-export, transship, or “release” (as that term is defined in 15 C.F.R. § 734.2(b)(3)), directly or indirectly, to any country, any of the Licensed Technology, Data, Emergent Improvements or Confidential Information disclosed to it by the other Party if such export would violate the laws of the United States or the regulations of any department or agency of the United States Government.

SCHEDULE 1 - DEFINITIONS AND INTERPRETATION

1 Definitions

Adolescent Indication means adolescent and young adult humans between ten (10) and twenty-four (24) years of age (or any range of ages therein), or such other age ranges for adolescents as Regulatory Authorities may determine.

Adolescent Marketing Approval means the first Marketing Authorisation to Market a Licensed Product for the Adolescent Indication in the EEA.

Aeras means Aeras Global TB Vaccine Foundation whose principal offices are at 1405 Research Blvd., Rockville, MD 20850, United States.

Aeras Agreement means the development and distribution agreement entered into by the Company and Aeras pursuant to the SSA.

Approved Alternative Strategy has the meaning set out in clause 10.9.

Applicable Law means the laws, rules and regulations (including the Regulations and any rules, regulations, guidelines or other requirements of any Ethics Committee, Regulatory Authority or national and international patent offices) that may be in effect from time to time in the Territory, to the extent applicable including cGCP, cGMP and any other laws, rules and regulations relating to the conduct of clinical research and the protection of the privacy of those involved in any such clinical research.

Board means the board of directors of the Company from time to time.

Bridging Study means the bridging study (TB016A1) described in the Overall Development Plan.

Budget means the budget of the Company adopted by the Company from time to time.

Business Day means a day (other than a Saturday or Sunday) on which the banks are ordinarily open for business in the City of London.

cGCP means the then-current standards of good clinical practice established under Applicable Law which for the purpose of this definition shall be deemed to include standards of good clinical practice at least equivalent to European Community Directives 2001/20/EC and 2005/28/EC, relevant national implementations of such Directives and applicable guidelines, including but not limited to the then-current version of ICH Topic E6: Good Clinical Practice: Consolidated Guideline.

cGMP means the then-current standards of good manufacturing practices established under Applicable Law which for the purpose of this definition shall be deemed to include a standard of good manufacturing practice at least equivalent to the good manufacturing practices set forth in European Community Directives 2003/94/EC, 2001/83/EC, 2001/20/EC and 2005/28/EC, all relevant implementations of such directives, and relevant guidelines including Volume 4 of the Rules Governing Medicinal Products in the European Union: Medicinal products for human and veterinary use: Good manufacturing practices and the national implementations of these rules.

Combination Product means a Company Combination Product or an Emergent Combination Product.

Company Combination Product means a Licensed Product sold (or being Developed for sale) in a co-formulated combination with an Other Product Controlled by the Company.

Company Data means the Existing Data and the Company New Data.

Company Know-how means all Know-how Controlled by the Company at (i) the Effective Date; or (ii) any time during the Term, in each case that is necessary or reasonably useful for the Exploitation of Licensed Products or Combination Products, including any Know-how vesting in the Company pursuant to clause 12 but excluding Company Data, Company Regulatory Documents, Company Manufacturing Technology and Emergent ODP Technology.

Company Manufacturing Technology means all Manufacturing Technology Controlled by the Company at the Effective Date or at any time during the Term.

Company New Data means all data, protocols, standard operating procedures and written documentation generated for or as a result of (i) activities performed by or on behalf of the Company (other than by an Emergent Company) under the Overall Development Plan; or (ii) a clinical trial or other scientific study relating to the Licensed Product which is Controlled by the Company at any time during the Term.

Company Patent Rights means the Isis Applications at the Effective Date and all Patent Rights Controlled by the Company at any time during the Term that are necessary or reasonably useful for the Exploitation of Licensed Products or Combination Products. Any Patent Rights vesting in the Company pursuant to clause 12, including any Patent Rights that claim Company Manufacturing Technology, shall on vesting be Company Patent Rights.

Company Regulatory Documents means all applications, registrations, governmental licences, authorisations and approvals (including any Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities relating to a Licensed Product or Combination Product and all supporting documents and all data contained in any of the foregoing, Controlled by the Company at the Effective Date or at any time during the Term.

Company Seed Stock means the seed stock of any Licensed Product or Combination Product Controlled by the Company, but excluding the Master Seed Stock.

Company’s Contact and Address means the address for the Company set out in schedule 2.

Confidential Information means, in relation to each Party, all information and Know-how and any tangible embodiments thereof provided by or on behalf of such Party to another Party either in connection with the discussions and negotiations pertaining to, or in the course of performing, this agreement, including the terms of this agreement; marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. For purposes of this agreement, notwithstanding the Party that disclosed such information or Know-how, (a) all Company Data, Company Know-how, Company Manufacturing Technology and Emergent ODP Technology shall be Confidential Information of the Company, and (b) all Emergent Data and Emergent Manufacturing Technology shall be Confidential Information of Emergent.

Contracts means for the purpose of clause 19.6, any and all agreements and arrangements disclosed to Emergent by the Company in accordance with clause 19.6.7, and for the purpose of clause 19.7, any and all agreement arrangements disclosed to the Company by Emergent in accordance with clause 19.7.8.

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Control means, with respect to any Intellectual Property Right, documents, materials or other property or right, possession of the right, whether directly or indirectly, and whether by ownership, license (other than pursuant to this agreement) or otherwise, to transfer, assign, or grant a licence, sub-licence or other right (including a right of reference) to or under, such Intellectual Property Right, documents, materials or other property or right as provided for herein, without violating the terms of any agreement, or other arrangement, with any Third Party. “Controls” and “Controlled by” shall be construed accordingly.

Correlate means any surrogate or correlate of protective immunity against Mycobacterium tuberculosis disease in humans.

Data means the Company Data and Emergent Data.

De-escalation Study means the age de-escalation study (TB016A2) described in the Overall Development Plan.

Developed World means all the countries outside the Developing World, including private markets in China and India and, subject to clause 6.4, the public markets in China and India. The countries in the Developed World as at the Effective Date are listed in schedule 5, part A.

Developing World means the countries listed in schedule 5, part A and subject to clause 6.4, the public markets in China and India. With the exception of China and India, any countries which are reclassified from high income or upper middle income countries to low income or lower middle income countries by Organisation for Economic Co-operation Development (OECD) will be added to the list of Developing World. With the exception of China and India, any countries which are reclassified from low or lower middle income countries to high income or upper middle income countries by OECD will be removed from the list of Developing World. Developing World excludes private markets in China and India but, unless and until otherwise agreed by the Parties and Aeras in accordance with clause 6.4, includes public markets in India and China, and Humanitarian Organisations, which work with supplying vaccines to such countries.

Developing World Distributor means Aeras and/or any other Humanitarian Organisation to whom the Company sells or intends to sell a Licensed Product or Combination Product for use in the Developing World.

Development means all activities related to research, pre-clinical trials and other non-clinical testing, test method development, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control and clinical trials, including manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of any application for Regulatory Approval, regulatory affairs with respect to the foregoing and all other activities reasonably necessary or useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval and “Develop” and “Developing” shall be construed accordingly.

Documents means the documents and materials set out in schedule 2.

EEA means the European Economic Area, comprising the twenty-seven (27) Member States of the European Union, plus Norway, Iceland and Liechtenstein and any other countries forming part of the European Economic Area from time to time.

Efforts means taking no less steps and committing no less resources than the greater of those steps and resources commonly used by either Emergent or comparable companies in the vaccine industry, to achieve the same task for a comparable product having regard to the Overriding Aims, its safety and efficacy, its cost to Develop, the competitiveness of alternative

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products, its proprietary position, the likelihood of regulatory approval, its profitability and other relevant factors.

EMEA means the European Medicines Agency and any successor authority.

Emergent Combination Product means a Licensed Product sold in a co-formulated combination with an Other Product Controlled by Emergent.

Emergent Company means Emergent or any entity directly or indirectly controlling, controlled by or under common control with, Emergent (other than the Company and any entity controlled by the Company). For purposes of this definition, the term “control” means (i) direct or indirect ownership, or the right to acquire ownership of more than fifty percent (50%) of the voting interest in the entity in question, (ii) the right to receive the majority of the income of that entity on any distribution by it of all of its income or the majority of its assets on a winding up of more than fifty percent (50%) of the voting interest in the entity in question, or (iii) otherwise the ability of a person to ensure that the activities and business of the entity in question are conducted in accordance with the wishes of that person.

Emergent Data means all data, protocols, standard operating procedures and written documentation generated for or as a result of a clinical trial or other scientific study carried out by an Emergent Company or its sub-licensees (other than the Company) or sub-contractors under the Overall Development Plan.

Emergent Improvement has the meaning set out in clause 12.7.

Emergent Licence means the licences granted by Emergent to the Company under clause 3.

Emergent Manufacturing Technology means all Manufacturing Technology necessary or reasonably useful (i) for the development of the Manufacturing Process, (ii) on development of such process, to Manufacture MVA85A using the Manufacturing Process, and/or (iii) to obtain or maintain Regulatory Approval for the Manufacturing Process, in each case owned by an Emergent Company at the Effective Date or at any time during the Term including any Emergent Improvements.

Emergent ODP Technology means all Intellectual Property Rights (including any Manufacturing Technology), other than with respect to Trademarks, conceived, discovered, developed, or otherwise made solely by or on behalf of an Emergent Company in the performance of activities under the Overall Development Plan that are necessary or reasonably useful for the Exploitation of Licensed Products or Company Combination Products including all Manufacturing Technology arising from any sub-contracts entered into by Emergent for the Development of the Manufacturing Process, but excluding Emergent Data, Emergent Regulatory Documents and Emergent Improvements.

Emergent Parent’s Contact and Address means the address for Emergent Parent set out in schedule 2.

Emergent Regulatory Documents means all applications, registrations, governmental licences, authorisations and approvals (including any Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities relating to a Licensed Product or a Combination Product and all supporting documents and all data contained in any of the foregoing, Controlled by Emergent at any time during the Term.

Emergent Seed Stock means the seed stock of any Licensed Product or Combination Product Controlled by Emergent, but excluding the Master Seed Stock and the Company Seed Stock.

Emergent’s Contact and Address means the address for Emergent set out in schedule 2.

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Enabling Third Parties means all Third Parties to whom Emergent pays royalties for the right to Exploit any Licensed Product or Combination Product in the Territory.

Ethics Committee means any applicable federal, national, regional, state or provincial institutional review board, independent ethics committee or other group formally designated by an institution or relevant authority in compliance with Applicable Law, to approve the initiation of, and conduct periodic review of, a clinical trial.

Existing Data means all data, protocols, standard operating procedures and written documentation generated for or as a result of a clinical trial or other scientific study relating to the Licensed Product which exist at the Effective Date and which (i) are Controlled by the Licensor at the Effective Date, including the data listed in schedule 4, part A; and (ii) relate to trial TB012 (conducted at the MRC site in Gambia) and trial GM920 (conducted at the MRC site in Gambia) as soon as the Licensor obtains Control of such data, protocols, standard operating procedures and written documentation.

Expert means an expert appointed in accordance with clause 22.14.

Expert Opinion means an opinion given by an expert in accordance with clause 22.14.

Exploit means all or any of the activities described in clause 2.1, and “Exploitation” shall be construed accordingly.

FDA means the United States Food and Drug Administration and any successor authority.

Field means the field set out in schedule 2.

HIV Indication means HIV infected humans.

HIV Marketing Approval means the first Marketing Authorisation to Market a Licensed Product for the HIV Indication in the EEA.

Humanitarian Organisation means any supranational, governmental, non-governmental, or non-profit organisation, including the United Nations Children’s Fund (UNICEF), the GAVI Alliance (GAVI), and the Pan American Health Organisation (PAHO).

IDT means IDT Biologika GmbH, a German company whose principal offices are at Am Pharmapark, D-06861 Dessau-Rosslau, Germany.

Improvement means any development of the Licensed Product which would, if commercially practised, infringe and/or be dominated by or rendered unpatentable by the Patent Application at the Effective Date or by the Isis Applications in any country at any time during the Term.

Indications mean the Infant Indication, the Adolescent Indication and the HIV Indication and Indication shall mean any one of them as the context may require.

Infant Indication means human infants of less than one (1) year of age, or such other age ranges for infants as Regulatory Authorities may determine.

Infant Marketing Approval means the first Marketing Authorisation to Market a Licensed Product for the Infant Indication in the EEA.

Infant Phase IIb Study means the Phase IIb Clinical Trial described in the protocol attached as schedule 9.

Infant Phase III Study has the meaning set forth in clause 7.1.1.

Intellectual Property Rights means any and all rights in inventions, patents, trade marks, service marks, copyright, database rights, moral rights, rights in designs, Know-how,

5

confidential information and all or any other intellectual or industrial property rights, whether or not registered or capable of registration.

Invention means any discovery, development, Know-how, invention or improvement (whether or not patented or patentable) made or generated in the course of performing activities under the Overall Development Plan, other than Data, Regulatory Documents, Correlates, Emergent ODP Technology, Emergent Improvements and Manufacturing Technology.

Inventors means the inventors named in the Patent Application and identified in schedule 2, and Inventor shall mean any of them.

Isis Applications means the Patent Application and any Patent Rights relating to the Patent Application.

Isis Licence Agreement means the exclusive licence agreement entered into by Isis, the Company, and Emergent.

Key Countries means Brazil, China, Russia, Bulgaria, Czech Republic, Finland, France, Germany, UK, Greece, Ireland, Latvia, Portugal, Romania, Slovakia, Turkey, Bosnia & Herzegovina, Croatia, Serbia & Montenegro, Indonesia, India, Japan, Morocco, United States of America, Vietnam and South Africa.

Know-how means, to the extent not generally known, all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, apparatuses, specifications, data, results and other material, including pre-clinical and clinical trial results, manufacturing procedures and test procedures (whether patented or patentable) in written, electronic or any other form now known or hereafter developed.

Licence means the licences granted by the Company to Emergent under clause 2.

Licence Year means each twelve (12) month period beginning on the first day of the first Quarter commencing after the Effective Date and each anniversary of such date provided that the first Licence Year shall include the period from the Effective Date to the first day of such first Quarter.

Licensed Product means any form or dosage of pharmaceutical composition or preparation for use in humans which is intended to prevent or treat Mycobacterium tuberculosis but no other disease and which contains:

(a)

a recombinant replication-impaired or non-replicating MVA, containing heterologous nucleotide sequence encoding all or an immunogenic fragment or fusion protein of antigen 85A of Mycobacterium tuberculosis and no other non-MVA expressed gene (aside from a marker gene); or

(b)	a Multivalent TB Product.

For the avoidance of doubt, a Combination Product is a product that contains a Licensed Product, but for the purposes of this agreement a Combination Product shall not be deemed to be a Licensed Product.

Licensed Technology means all Intellectual Property Rights Controlled by the Company in:

(a)	the Company Patent Rights;

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(b)	the Company Know-how;
(c)	the Master Seed Stock;
(d)	Company Seed Stock;
(e)	Company Manufacturing Technology;
(f)	Emergent ODP Technology; and
(g)	the Documents.

Licensor Combination Product means a Licensed Product sold (or being Developed for sale) in a co-formulated combination with an Other Product with respect to which Isis or the University has made an inventive contribution.

Manufacture means, with respect to a product, all steps in propagation or manufacture and preparation of that product and includes the manufacturing, processing, filling, formulating, testing (including in-process testing), packaging, labelling, holding and storing and quality control testing of such product.

Manufacturing Process means a process to Manufacture MVA85A using an avian cell line or primary chicken embryo fibroblast cells for subsequent formulation and administration to humans.

Manufacturing Technology means all Intellectual Property Rights necessary or reasonably useful (i) for the Development, or use, of a Manufacturing Process or a process to Manufacture any other MVA based product or (ii) for the Manufacture of MVA85A or any other MVA based product; or (iii) to obtain or maintain any regulatory approval relating to such process or Manufacture.

Market means, in relation to a Licensed Product or Combination Product, offering to import, export, market, sell, promote, distribute, lease, license, or otherwise commercially exploit the Licensed Product or Combination Product or the marketing, sale, promotion, distribution, lease, licence, or other commercial exploitation of the Licensed Product or Combination Product.

Marketing Authorisation means a marketing authorisation granted by the European Commission in accordance with the procedure for the authorisation and supervision of medicinal products for human use set forth in Regulation (EC) No. 726/2004, and any corresponding Regulatory Approval necessary to Market a Licensed Product or Combination Product in any country, but not including pricing and reimbursement approvals.

Marketing Plan means the plan to be prepared and delivered by Emergent in accordance with clause 10.2 as amended from time to time in accordance with clause 10.3.

Master Seed Stock means the progenitor seed stock and any master seed stock of any Licensed Product existing at the Effective Date and any additional master seed stock of any Licensed Product generated or manufactured by or on behalf of Isis, the Company or an Emergent Company during the Term.

Milestone and Milestone Fee means the milestones, and the amounts payable on achievement of each of the milestones, set out in schedule 2.

MRC means the Medical Research Council with head office at 22 Park Crescent, London W1B 1AL.

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Multivalent TB Product means a recombinant replication-impaired or non-replicating MVA containing a heterologous nucleotide sequence encoding all or an immunogenic fragment or fusion protein of antigen 85A of Mycobacterium tuberculosis and any promoter or leader nucleotide sequences required for expression of that antigen; and one or more of the following (whether co-formulated or co-administered with such viral vector):

(a)

one or more heterologous nucleotide sequences encoding all or an immunogenic fragment or fusion protein of an antigen or antigens, other than 85A, of Mycobacterium tuberculosis and any promoter or leader nucleotide sequences required for expression of that antigen and no antigens (other than MVA antigens and a marker, if present) from any other pathogen;

(b)

one or more full length protein(s) or immunogenic fragment(s) or fusion protein(s), of a Mycobacterium tuberculosis antigen or antigens (and including lipoproteins, glycoproteins polysaccharides and protein –polysaccharide conjugates) other than antigen 85A;

(c)	an additional vector system for the expression of Mycobacterium tuberculosis antigens, enabling expression within viral, prokaryotic and/or eukaryotic cells;
(d)	a delivery system for Mycobacterium tuberculosis antigens including Bacterial RNA capsids, microparticles, vesicles and liposomes.

MVA means modified vaccinia virus Ankara.

MVA85A means a recombinant replication-impaired or non-replicating MVA, containing heterologous nucleotide sequence expressing all or an immunogenic fragment or fusion protein of a major secreted antigen from Mycobacterium tuberculosis, antigen 85A, and no other non-MVA expressed gene (aside from a marker gene), and known as the MVA85A vaccine and described in the Patent Application.

Net Sales means, for any period, the gross amount invoiced by Emergent Companies for sales of Licensed Products and Combination Products in the Territory after deduction of:

(a)

trade, quantity and cash discounts and sales returns and allowances and amounts repaid or credited, including (i) those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates (including rebates in kind and rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority), (ii) administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organisations, health care insurance carriers and other institutions, (iii) allowances, rebates and fees paid to distributors and (iv) chargebacks;

(b)	sales, value added or other excise taxes paid or allowed;
(c)	import and export duties, charges, taxes and other amounts paid to a governmental authority in respect of the sale (other than income taxes due and payable);
(d)	charges for insurance against loss while in transit or storage, handling, freight and distribution; and
(e)	any invoiced amounts which are not collected by Emergent Companies, including bad debts, provided that Emergent Companies have used their Efforts to collect such uncollected amounts.

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Any of the deductions listed above that involves a payment by an Emergent Company shall be taken as a deduction in the Quarter in which the payment is accrued by such entity. Deductions pursuant to clause (e) above shall be taken in the Quarter in which such sales are no longer recorded as a receivable.

For purposes of determining Net Sales, a “sale” shall not include transfers between Emergent Companies or transfers by Emergent Companies of free samples of Licensed Products or Combination Products or clinical trial materials or other transfers or dispositions for charitable, promotional, pre-clinical, clinical, manufacturing, testing or qualification or regulatory purposes.

Net Sales of Combination Products and Multivalent TB Products shall be subject to further adjustment in accordance with schedule 6.

Non-Commercial Use means academic and research purposes and other not-for-profit or scholarly purposes which are undertaken at a non-profit or governmental institution that does not involve the production or manufacture of products for sale or the performance of services for a fee or for the commercial benefit of Isis, the University or any Third Parties. (Neither the receipt of reimbursements for the costs of preparation and shipping of samples of materials provided to Third Parties as a professional courtesy, in response to publication requests or otherwise, in accordance with academic custom nor the receipt of funding for research shall constitute sale of products or performance of service for a fee.) This includes the right to use the relevant technology as enabling technology in other research projects (including clinical patient care which is not for the commercial benefit of Third Parties and clinical trials).

OMP Designation means the designation by the European Commission of MVA85A as an Orphan Medicinal Product.

Other Product means any form or dosage of pharmaceutical composition or preparation for use in humans which contains therapeutic or antigenic levels of one or more active ingredients intended to prevent or treat any disease in humans not being caused by Mycobacterium tuberculosis.

Overall Development Plan means the development plan set out in schedule 3 as amended from time to time by the Company in accordance with clause 5.

Overriding Aims means, in respect of:

(a)

the Developing World (including the public markets in China and India), to make MVA85A or if MVA85A is no longer being Developed an alternative Licensed Product or a Combination Product available to the greatest number of people at prices affordable to Humanitarian Organisations; and

(b)

countries in the Developed World (other than public markets in China and India), to Exploit a Licensed Product or Combination Product in the Field with a viewing to maximising the financial return to the Company.

Party means the Company or Emergent or, with respect only to clause 15 Isis, and Parties means the Company and Emergent or, with respect only to clause 15, the Company, Emergent and Isis.

Past Patent Costs means the past patent costs incurred with respect to countries in the Territory set out in schedule 2.

Patent Application means the patent application set out in schedule 2.

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Patent Rights means, with respect to any patent application:

(a)	any national or regional stage progeny of that patent application;
(b)	any patents granted on any progeny of that patent application;
(c)	any patents and applications which may be granted to the owner of such patent application based on and claiming priority to or through that patent application; and
(d)

any addition, continuation, continuation-in-part, division, reissue, renewal or extension (including supplementary protection certificates) based on or claiming priority to or through that patent application.

Phase I Clinical Trial means a human clinical trial for which the primary endpoints include a determination of safety and tolerability.

Phase IIb Clinical Trial means a human clinical trial for which the primary endpoints include a determination of the safety and efficacy in that indication.

Phase IIb Period means the period commencing on the Effective Date and ending on the date when the final results of the Infant Phase IIb Study are communicated to Emergent in writing.

Phase III Clinical Trial means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for an application for a Marketing Authorisation submitted to the FDA, or that would otherwise satisfy requirements of 21 C.F.R. § 312.21(c), or its foreign equivalent.

Public Funder means a charitable organisation, research council, the European Commission, non-governmental organisation and any other public body which regularly makes grants of funding for research including clinical trials or any other body or organisation which the Parties may from time to time agree shall be deemed to be a public funder for the purposes of this agreement.

Quarter means a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

Regulations means the Medicines for Human Use (Clinical Trials) Regulations 2004 and the Medicines for Human Use (Clinical Trials) Amendment Regulations 2006.

Regulatory Approval means any and all approvals, registrations or authorisations of any Regulatory Authority necessary or desirable for the Development, Manufacture, supply and Marketing of Licensed Products and Combination Products in the Territory and any notifications or registrations necessary to legitimise the processing of personal data for these purposes.

Regulatory Authority means the FDA, EMEA or any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority with respect to clinical research involving, or the Exploitation of, Licensed Products and Combination Products in the Territory.

Royalty Rate means the royalty rate set out in schedule 2.

ROT means the Territory other than (i) the EEA, and (ii) the public markets in China and India.

Royalty Report means the report to be prepared by Emergent under clause 18.1.

Steering Committee means the committee to be formed pursuant to clause 5.3.2.

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Study Subject means a person participating in a clinical trial.

Successful Completion Date means, with respect to a clinical trial, the date of delivery to Emergent of a final report for such clinical trial showing achievement of the Trial Success Criteria for that clinical trial.

SUSAR means a suspected, unexpected, serious adverse reaction.

Term means the term of this agreement, beginning on the Effective Date and ending on the expiry of this agreement in accordance with clause 19.1 or, if earlier, the Termination Date.

Termination Date means the date on which any termination of this agreement becomes effective.

Territory means the territory set out in schedule 2.

Third Party means any corporation, unincorporated organisation, persons or other legal entity other than Emergent Companies, the Company, the University and Isis.

Trademark means any word, name, symbol, colour, designation or device or any combination thereof for use in the course of trade, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol used in connection with the Licensed Products or Combination Products.

Trial Success Criteria means, with respect to a particular clinical trial, the success criteria agreed by the Parties in writing following Regulatory Approval for, and prior to commencement of, the relevant clinical trial.

University means the Chancellor, Masters and Scholars of the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford OX1 2JD.

University Collaborators means any and all academic or research institutions, non-profit or governmental institutions with which the University undertakes a scientific collaboration where both parties have a material scientific input to the collaboration and the University has material decision making rights.

University Personnel means every employee of, student of and individual appointed by the University.

Valid Claim means a claim of (a) (i) an issued and unexpired patent, (ii) an issued patent the term of which has been extended pursuant to an extension of term or equivalent right anywhere in the world, or (iii) a patent listed in a supplementary protection certificate or equivalent instrument anywhere in the world, or (b) a claim included in a pending patent application that has not been (i) cancelled, (ii) withdrawn from consideration, (iii) pending for more than ten (10) years from the earliest claimed priority date; in each case (a) and (b) which has not been withdrawn, cancelled, abandoned, disclaimed, revoked or held unpatentable, invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.

Wellcome Grant means the grant of £4,000,000 from the Wellcome Trust made pursuant to a funding agreement between the Wellcome Trust, the University and Isis dated 4 July 2008.

Wellcome Trust means The Wellcome Trust, which has its principal place of business located at Gibbs Building, 215 Euston Road, London NW1 2BE, United Kingdom.

2. Interpretation

11

In this agreement, unless the context otherwise requires:

(a)	references to “this agreement” shall mean this agreement and any and all schedules to it, each as amended from time to time in accordance with the provisions of this agreement;
(b)	references to a particular clause, schedule or paragraph shall be a reference to that clause, schedule or paragraph in or to this agreement;
(a)	words in the singular shall include the plural and vice versa and references to the masculine gender shall include the feminine gender and vice versa;
(b)	headings are for convenience only and shall be ignored in interpreting this agreement;
(c)

reference to a person shall mean any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality;

(d)	the words “include”, “including” or “in particular” are to be construed without limitation to the generality of the preceding words;
(e)

any reference to “writing” includes a reference to any communication effected by facsimile transmission, e-mail (subject to clause 22.5) or similar means and includes where applicable X-rays, photos and similar depictions of information and data;

(f)	any covenant by a Party not to do an act or thing shall be deemed to include an obligation not to permit or suffer such act or thing to be done by another person;
(g)

all references to statutes or statutory instruments or EC directives shall be to those statutes, statutory instruments or EC directives as they may be amended, consolidated or repealed from time to time.

12

SCHEDULE 2

Patent Application:	PCT patent application number PCT/GB2006/000023 entitled “Method for generating a memory T-cell response” filed on 5 January 2006.
Inventors:	Professor Adrian Hill, Dr Helen McShane, Dr Sarah Gilbert and Dr Ansar Pathan.
Territory:	The Developed World.
Field:

Prevention and treatment of Mycobacterium tuberculosis disease (and only Mycobacterium tuberculosis disease) in humans; provided that with respect to a Combination Product, the Field shall also include such other indications as are treated or prevented by the Other Product.

Documents:

The Patent Application, its filing history (including all priority applications claimed in one Patent Application) and the file histories of all regional and national stage progeny in existence at time of delivery.

Past Patent Costs:	[**] (as at 3 July 2008).
Signing Fee:	[**].

Royalty Rate (as adjusted in accordance with clause 16:

Annual Net Sales	Royalty Rate (subject to adjustment in accordance with clause 16)
	Sales in EEA	Sales in ROT
On Annual Net Sales (other than in the public markets in China and India) up to or equal to [**]	[**]	[**]
On that portion of Annual Net Sales (other than in the public markets in China and India) above [**] and up to or equal to [**]	[**]	[**]
On that portion of Annual Net Sales (other than in the public markets in China and India) above [**] and up to or equal to [**]	[**]	[**]
On that portion of Annual Net Sales (other than in the public markets in China and India) above [**] and up to or equal to [**]	[**]	[**]
On that portion of Annual Net Sales (other than in the public markets in China and India) above [**]	[**]	[**]

Milestones and Milestone Fees:

Milestone	Milestone Fee
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

AGGREGATE NET SALES
Milestone: First achievement of aggregate Net Sales (other than in the public markets in China and India) of:	Milestone Fee
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
Maximum Milestone Fees with respect to aggregate Net Sales	[**]

For the avoidance of doubt, each of the Milestone Fees shall be payable no more than once, irrespective of the number of Licensed Products or Combination Products or trigger events associated with any such given Milestone and irrespective of whether the milestone is triggered by the activities of the Company, an Emergent Company or any sub-licensee.

Company’s Contact and Address:

Contact	General Manager

2

Address

Oxford-Emergent Tuberculosis Consortium Limited
545 Eskdale Road
Winnersh Triangle
Wokingham
Berkshire, RG41 5TU

with a copy to:

Managing Director
Isis Innovation Limited
Ewert House
Ewert Place
Summertown
Oxford OX2 7SG

Fax	0118 944 3310

Emergent’s Contact and Address:

Contact	President
Address	Emergent Product Development UK Limited 545 Eskdale Road Winnersh Triangle Wokingham Berkshire, RG41 5TU
With a copy to:
Contact	General Counsel
Address	Emergent BioSolutions Inc, 2273 Research Boulevard Suite 400 Rockville MD 20850, USA

Emergent Parent’s Contact and Address:

Contact	General Counsel
Address	Emergent BioSolutions Inc, 2273 Research Boulevard Suite 400 Rockville MD 20850, USA

3

Schedule 3 – Overall Development Plan

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

A total of twenty-six pages have been omitted.

[**]

Schedule 4 – Data

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

A total of two pages have been omitted.

[**]

2

SCHEDULE 5 – GROUPS OF TERRITORIES

Part A. Developed World and Developing World

Developed World Country	Geographic Region	Income Classification
Armenia	EUR	Low
Aruba	Unclassified	High
Australia	WPR	High
Austria	EUR	High
Azerbaijan	EUR	Low
Bahamas	AMR	High
Bahrain	MED	High
Bangladesh	SEA	Low
Belarus	EUR	Middle
Belgium	EUR	High
Bosnia and Herzegovina	EUR	Middle
Brazil	AMR	Middle
Brunei Darussalam	WPR	High
Bulgaria	EUR	Middle
Canada	AMR	High
Channel Islands	Unclassified	High
China (private markets only)	SEA	Low
Croatia	EUR	Middle

3

Cyprus	EUR	High
Czech Republic	EUR	Middle
Denmark	EUR	High
Estonia	EUR	Middle
Finland	EUR	High
France	EUR	High
French Polynesia	Unclassified	High
Georgia	EUR	Low
Germany	EUR	High
Greece	EUR	High
Guam	Unclassified	High
Hungary	EUR	Middle
Iceland	EUR	High
India (private markets only)	SEA	Low]
Indonesia	SEA	Low
Ireland	EUR	High
Israel	EUR	High
Italy	EUR	High
Japan	WPR	High
Jordan	EMR	Middle
Kazakhstan	EUR	Middle

4

Kuwait	EMR	High
Kyrgyzstan	EUR	Low
Latvia	EUR	Middle
Lebanon	EMR	Middle
Lithuania	EUR	Middle
Luxembourg	EUR	High
Malaysia	WPR	Middle
Malta	EUR	High
Mexico	AMR	Middle
Montenegro	EUR	Middle
Nepal	SEA	Low
Netherlands	EUR	High
Netherlands Antilles	Unclassified	High
New Caledonia	Unclassified	High
New Zealand	WPR	High
North Korea	WPR	High
Norway	EUR	High
Pakistan	SEA	Low
Philippines	SEA	Middle
Poland	EUR	Middle
Portugal	EUR	High
Puerto Rico	Unclassified	High

5

Qatar	MED	High
Republic of Moldova	EUR	Low
Romania	EUR	Middle
Russian Federation	EUR	Middle
Saudi Arabia	MED	High
Serbia	EUR	Middle
Singapore	SEA	High
Slovakia	EUR	Middle
Slovenia	EUR	High
South Africa	AFR	Middle
South Korea	SEA	High
Spain	EUR	High
Sri Lanka	SEA	Low
Sweden	EUR	High
Switzerland	EUR	High
Thailand	SEA	Middle
Tunisia	EMR	Middle
Turkey	EUR	Middle
Turkmenistan	EUR	Middle
Ukraine	EUR	Low
United Arab Emirates	EMR	High
United Kingdom	EUR	High

6

US Virgin Islands	Unclassified	High
USA	AMR	High
Uzbekistan	EUR	Low
Vietnam	SEA	Low

Developing World Country	Geographic Region	Income Classification
Afghanistan	EMR	Low
Albania	EUR	Middle
Algeria	AFR	Middle
Angola	AFR	Low
Argentina	AMR	Middle
Barbados	AMR	Middle
Belize	AMR	Middle
Benin	AFR	Low
Bhutan	SEA	Low
Bolivia	AMR	Low
Botswana	AFR	Middle
Burkina Faso	AFR	Low
Burundi	AFR	Low
Cambodia	WPR	Low
Cameroon	AFR	Low
Cape Verde	AFR	Middle
Central African Republic	AFR	Low
Chad	AFR	Low
Chile	AMR	Middle
China (public markets only)	SEA	Low
Colombia	AMR	Middle
Comoros	AFR	Low

7

Congo	AFR	Low
Costa Rica	AMR	Middle
Côte d'Ivoire	AFR	Low
Cuba	AMR	Low
Djibouti	EMR	Low
Dominican Republic	AMR	Middle
DR Congo	AFR	Low
Ecuador	AMR	Middle
Egypt	EMR	Middle
El Salvador	AMR	Middle
Equatorial Guinea	AFR	Middle
Eritrea	AFR	Low
Ethiopia	AFR	Low
Federated States of Micronesia	WPR	Middle
Fiji	WPR	Middle
Former Yugoslav Republic of Macedonia	EUR	Middle
French Guiana	Unclassified	Middle
Gabon	AFR	Middle
Gambia	AFR	Low
Ghana	AFR	Low
Grenada	AMR	Middle
Guadeloupe	Unclassified	Middle
Guatemala	AMR	Middle
Guinea	AFR	Low
Guinea-Bissau	AFR	Low
Guyana	AMR	Low
Haiti	AMR	Low
Honduras	AMR	Low
India (public markets only)	SEA	Low
Iran (Islamic Republic of)	EMR	Middle

8

Iraq	EMR	Middle
Jamaica	AMR	Middle
Kenya	AFR	Low
Kiribati	WPR	Low
Lao People's Democratic Republic	WPR	Low
Lesotho	AFR	Low
Liberia	AFR	Low
Libyan Arab Jamahiriya	EMR	Middle
Madagascar	AFR	Low
Malawi	AFR	Low
Maldives	SEA	Middle
Mali	AFR	Low
Martinique	Unclassified	Middle
Mauritania	AFR	Low
Mauritius	AFR	Middle
Mongolia	WPR	Low
Morocco	EMR	Middle
Mozambique	AFR	Low
Myanmar	SEA	Low
Namibia	AFR	Middle
Nicaragua	AMR	Low
Niger	AFR	Low
Nigeria	AFR	Low
Oman	EMR	Middle
Panama	AMR	Middle
Papua New Guinea	WPR	Low
Paraguay	AMR	Middle
Peru	AMR	Middle
Réunion	Unclassified	Middle
Rwanda	AFR	Low
Saint Lucia	AMR	Middle
Saint Vincent and the Grenadines	AMR	Middle

9

Samoa	WPR	Middle
Sao Tome and Principe	AFR	Low
Senegal	AFR	Low
Sierra Leone	AFR	Low
Solomon Islands	WPR	Low
Somalia	EMR	Low
Sudan	EMR	Low
Suriname	AMR	Middle
Swaziland	AFR	Middle
Syrian Arab Republic	EMR	Middle
Tajikistan	EUR	Low
Timor-Leste	SEA	Low
Togo	AFR	Low
Tonga	WPR	Middle
Trinidad and Tobago	AMR	Middle
Uganda	AFR	Low
UR Tanzania	SEA	Low
Uruguay	AMR	Middle
Vanuatu	WPR	Middle
Venezuela	AMR	Middle
Western Sahara	Unclassified	Middle
Yemen	EMR	Low
Zambia	AFR	Low
Zimbabwe	AFR	Low

10

Part B

Groups of Patent Territories

Non-Key Patent Territories

Country	Regional
[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. A total of 3 pages were omitted.

Key Countries

Key countries - European Territories
[**]	[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]

[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

2

[**]

3

SCHEDULE 6 – NET SALES ADJUSTMENT FOR MULTIVALENT TB PRODUCTS AND COMBINATION PRODUCTS

If a Licensed Product is sold in any country in the form of a Multivalent TB Product or as part of a Combination Product, Net Sales of such Multivalent TB Product or Combination Product shall be calculated by multiplying actual Net Sales of such Multivalent TB Product or Combination Product in such country calculated pursuant to the definition of Net Sales in schedule 1 (“Actual Net Sales”) by the fraction A/(A+B) where A is the average invoice price in such country of (a) the Licensed Product containing only MVA85A (and not any other active ingredient), in the case of a Multivalent TB Product; or (b) the Licensed Product in the Combination Product, in the case of a Combination Product, (in each case, the “Base Licensed Product”) , if sold separately in such country, and B is the average invoice price in such country of (i) the Multivalent TB Product without MVA85A (the “Other TB Product”), in the case of the Multivalent TB Product; or (ii) the Other Product(s) contained in that Combination Product in the case of the Combination Product, in each case, if sold separately in such country.

If, in a specific country, the Other TB Product, or the Other Product(s) in the Combination Product, as the case may be, are not sold separately, Net Sales shall be adjusted by multiplying Actual Net Sales of the Multivalent TB Product or Combination Product by the fraction A/C, where A is the average invoice price in such country of the Base Licensed Product and C is the average invoice price in such country of the Multivalent TB Product or Combination Product.

If, in a specific country, the Base Licensed Product is not sold separately, Net Sales shall be calculated by multiplying Actual Net Sales of the Multivalent TB Product or Combination Product by the fraction (C-B)/C, where B is the average invoice price in such country of the Other TB Product (in the case of a Multivalent TB Product), or the Other Product(s) in such Combination Product, if sold separately in such country, and C is the average invoice price in such country of the Multivalent TB Product or the Combination Product (as the case may be).

Where applicable, the invoice price for the Other TB Product or the Other Product, when sold separately shall be for a quantity comparable to that used in the relevant Multivalent TB Product or Combination Product and of the same class, purity and potency.

If, in a specific country, neither the Base Licensed Product nor (x) the Other TB Product, in the case of a Multivalent TB Product; or (y) the Other Product(s) in the relevant Combination Product, are sold separately, the Parties shall negotiate in good faith an equitable downward adjustment to Net Sales based upon the manufacturing costs, overhead and profit for such Multivalent TB Product or Combination Product and all similar substances then being made and marketed and having an ascertainable market price.

If the Licensed Product in a Combination Product is a Multivalent TB Product, the Parties shall make an adjustment for the Other TB Product in the Multivalent TB Product prior to adjusting Net Sales for the Other Product in the Combination Product.

If the Parties are unable to agree an appropriate downward adjustment to Net Sales within three (3) months, either Party may refer the matter for determination by an Expert in accordance with clause 22.15.

Examples of application of adjustment for Net Sales of a Combination Product

Formulae:

A = Average invoice price of the Base Licensed Product included in the Combination Product

B = Average invoice price of the Other Product included in the Combination Product

C = Average invoice price of the Combination Product

(1)	Base Licensed Product and Other Product are sold separately, A and B are known:

Net Sales = Actual Net Sales x A / (A + B)

(2)	Base Licensed Product is sold separately but Other Product is not, A and C are known:

Net Sales = Actual Net Sales x (A / C)

(3)	Base Licensed Product is not sold separately, Other Product is sold separately, B and C are known:

Net Sales = Actual Net Sales x ((C – B) / C)

(4)	Neither Base Licensed Product nor Other Product are sold separately:

Negotiate in good faith

Possible Scenarios for Combination Products and formula most likely to be applicable:

MVA85A + Paediatric Vaccine: Use (1)

MVA85A + Company Derived MVA: Use (2)

MVA85A + Other non-TB Antigen and:

Antigen 100% Oxford University Derived: New Licence will be required for additional new antigen

Antigen 100% Company / 3rd Party: Use (2)

Antigen Jointly Derived: Either subject to Services Agreement or a new licence will be required.

New licences of Intellectual Property Rights Controlled by the Company will be on terms no less favourable to the Parties than those in this agreement except that new milestone payments will be included.

2

Examples of application of adjustment for Net Sales of a Multivalent TB Product

Formulae:

A = Average invoice price of the Base Licensed Product

B = Average invoice price of the Multivalent TB Product without antigen 85A

C = Average invoice price of the Multivalent TB Product

(1)	Base Licensed Product and the Multivalent TB Product without antigen 85A are sold separately, A and B are known:

Net Sales = Actual Net Sales x A / (A + B)

(2)	Base Licensed Product is sold separately but the Multivalent TB Product without antigen 85A is not, A and C are known:

Net Sales = Actual Net Sales x (A / C)

(3)	Base Licensed Product is not sold separately, Multivalent TB Product without antigen 85A is sold separately, B and C are known:

Net Sales = Actual Net Sales x ((C – B) / C)

(4)	Neither Base Licensed Product nor Multivalent TB Product without antigen 85A are sold separately:

Negotiate in good faith

Possible Scenarios for Multivalent TB Products and the formula most likely to be applicable

Additional antigen 100% Oxford University: Either an improvement covered by the Licence (no adjustment required) or a new licence will be required

Additional antigen 100% Company Derived: Use (2)

Additional antigen Jointly Derived: Either an improvement covered by the Licence (no adjustment required) or a new licence will be required

New licences of Intellectual Property Rights Controlled by the Company will be on terms no less favourable to the Parties than those in this agreement except that new milestone payments will be included.

3

Schedule 9 – Infant Phase IIb Study Protocol

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

A total of sixty pages have been omitted.

[**]

4

AS WITNESS this agreement has been signed by the duly authorised representatives of the parties.

SIGNED for and on behalf of	SIGNED for and on behalf of
BADHUL LIMITED:	EMERGENT PRODUCT DEVELOPMENT UK LIMITED:
Name:Adrian Hill	Name:Fuad El-Hibri
Position:Director	Position:Director
Signature:/s/Adrian Hill	Signature:/s/Fuad El-Hibri
Date:14-7-2008	Date:18-7-2008
Emergent Biosolutions Inc. joins this agreement solely for purposes of agreeing to the payment obligation set forth in clause 17.
SIGNED for and on behalf of	SIGNED for and on behalf of
EMERGENT BIOSOLUTIONS INC.:	ISIS INNOVATION LIMITED:
Name:Fuad El-Hibri	Name:David Baghurst
Position:Director/CEO	Position:Head of ISIS Enterprise
Signature:/s/Fuad El-Hibri	Signature:/s/David Baghurst
Date:18-7-2008	Date:14-7-2008